As Filed With The Securities And Exchange Commission On August 22, 2000
                          Commission File No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             JOINUSONLINE.COM, INC.
                 (Name of small business issuer in its charter)

        Delaware                       7389                   65-0395513
        --------                       ----                   ----------
(State or Jurisdiction of       (Primary Standard           (IRS Employer
     Organization or         Industrial Classification      Identification
     Incorporation)               Code Number)                 Number)

                       110 East Atlantic Avenue, Suite 400
                           Delray Beach, Florida 33444
                                  561-454-3300
              (Address and telephone number of principal executive
                    offices and principal place of business)

                   William R. Becker, Chief Executive Officer
                             JoinUsOnline.com, Inc.
                       110 East Atlantic Avenue, Suite 400
                           Delray Beach, Florida 33444
                                  561-454-3300
            (Name, address and telephone number of agent for service)

                                   Copies to:

         Steven D. Dreyer, Esq.                                       [        ]
Hall Dickler Kent Goldstein & Wood, LLP                               [        ]
           909 Third Avenue                                           [        ]
     New York, New York  10022                                        [        ]
             (212) 339-5400                                           [        ]
          Fax: (212) 935-3121                                         [        ]

Approximate date of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                              Proposed
Title of Each Class                   Proposed Maximum        Maximum           Amount of
of Securities to be                   Amount                  Offering Price    Aggregate          Registration
Registered                            to be Registered        Per Share         Offering Price     Fee
----------                            ----------------        ---------         --------------     ---
Common stock, par value $.001
per share                                 2,300,000 (1)       $10.00 (2)       $23,000,000 (1) (2)    $6,072.00

Common stock issuable upon
exercise of warrant to be issued to
representative of  underwriters             200,000            14.00 (2)       $ 2,800,000 (2)           739.20
                                                                               -----------            ---------
                                                                               $25,800,000            $6,811.20

----------
(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments of shares. See "Underwriting".

(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated August __, 2000

                                   Prospectus

                             [           ] Shares

                             JoinUsOnline.com, Inc.
                                  Common Stock

This is an initial public offering of shares of our common stock. All [ ],000,000 shares of common stock are being sold by us.

We offer privileged access to Internet business-to-business and business-to-consumer benefits, products and services. Through our agreements with such organizations, more than 29,000,000 households and 1,500,000 businesses have access to those benefits, products and services. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide. We offer such benefits, products and services through web portals that we develop and operate for our own use, and also through "private labeled" web portals that we develop and operate for other businesses and organizations.

Prior to this offering, no public market existed for our common stock. We estimate that the initial public offering price per share will be between $[ ].00 and $[ ].00. We intend to apply for quotation of our common stock on the Nasdaq National Market under the symbol "JUOL".

SEE "RISK FACTORS" ON PAGE [ ] TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Per Share      Total
                                                           ---------      -----

Initial public offering price........................              $           $
Underwriting discount................................              $           $
Proceeds, before expenses, to us.....................              $           $

To the extent that the underwriters sell more than [ ],000,000 shares of our common stock, the underwriters have the option to purchase up to an additional [ ],000 shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in [         ] on
[            ], 1999.

                           [Name of Lead Underwriter]
                        Prospectus dated        , 1999.

ARTWORK FOR PROSPECTUS INSIDE FRONT COVER PAGE CONSISTS OF [ ]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus summary                                                             1
Risk factors.
Use of proceeds.
Dividend policy.
Capitalization
Selected financial data
Management's discussion and analysis of financial condition and results of operations.
Business
Management
Certain relationships and related transactions
Principal stockholders
Description of securities.
Shares eligible for future sale.
Legal matters.
Experts
Additional information

                            ------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE SEC RULES PERMIT THE UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR SECURITIES. THESE TRANSACTIONS MAY INCLUDE, AMONG OTHER THINGS, PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR SECURITIES AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. WE DO NOT KNOW WHETHER THE UNDERWRITERS WILL ENGAGE IN ANY TRANSACTIONS OF THAT SORT. IF THE UNDERWRITERS ENGAGE IN ANY TRANSACTIONS, OF THAT TYPE, THEY MAY DISCONTINUE THEM AT ANY TIME.

Until _______________, 2000 (40 days after the date of this prospectus), all dealers effecting transactions in the common stock may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, the risks of investing in our common stock, and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  OUR BUSINESS

General Background

We offer to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers privileged access to Internet business-to-business and business-to-consumer benefits, products and services. Through our agreements with such organizations, more than 29,000,000 households and 1,500,000 businesses have access to those benefits, products and services. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide.

We offer such benefits, products and services through web portals that we develop and operate for our own use, and also through "private labeled" web portals that we develop and operate for other businesses and organizations. An employee or member of any of the companies or organizations with whom we have agreements can obtain the various benefits, goods and services that are offered by that organization through us either by entering his user name and password at our Web site located at www.joinusonline.com, or by clicking on the JoinUsOnline button located at his organization's Web site. In that latter case, the employee or member is connected to a private labeled version of the JoinUsOnline web portal which contains his employer's or organization's logos. Thus, without leaving his employer's or organization's Web site, the employee or member can:

      o sign up for any of the free benefits and purchase any of the other benefits, products and services that the employer or organization has agreed to provide to him through JoinUsOnline;

      o access all of the data and information contained at a MyWay.com web portal which has been customized by MyWay.com, a subsidiary of CMGI, Inc., to include his employer's or organization's trademarks and logos, and incorporated, i.e., linked, to his employer's or organization's Web site; and

      o     access various Internet chat rooms maintained by MyWay.com.

Revenue Sources

We derive and will in the future derive our revenues from the enrollment fees that we charge our clients, from the dot com sub-portal turnkey fees that we charge, from the revenues that our clients and the dot coms will be deriving from purchases made through the JoinUsOnline.com portal system and from utilization fees paid by many of the program benefits and service providers who provide goods and services to the members of our clients who enroll in such programs. The pricing of our programs range from free to $49.95 per year per member. The costs to our clients are based upon the type of program designed for the client. Our revenues, operating expenses and operating earnings and (losses) before provision for taxes during each of the periods described below were, as follows:

                                         Years Ended December 31,           Six Months Ended June 30,
                                         ------------------------           -------------------------
                                          1998             1999              1999             2000
                                          ----             ----              ----             ----
Revenues
        Benefits and Services         $ 3,274,055      $ 2,011,257       $ 1,240,434      $   404,911
        Portal fees from affiliates            --               --                --        1,200,000
                                      -----------      -----------       -----------      -----------
                                      $ 3,274,055      $ 2,011,257       $ 1,240,434        1,604,911

Operating expenses ................     1,464,398        2,093,769           891,189        1,221,719

Operating earnings (loss) .........     1,118,301 (1)      (82,512) (1)      213,539 (1)      231,208

----------
(1) During 1998 and between January 1 and February 26, 1999, we were an S corporation. Accordingly we were not subject to federal income taxation. These figures are presented on a pro forma basis assuming that our income had been subject to taxation.

Our Strategy

During the 1990s, we successfully built a business which provided the consumers and merchants who were employees and members of our clients' organizations with access to various benefit and service programs offered by third parties with whom we contracted to make such offerings available. The strategy we have been pursuing since 1999 has been

      o     to convert our benefits and services business from

            o a paper-based system which was grounded on the distribution of brochures and leaflets which describe the various benefit and service offerings and the mailing or faxing of coupons and certificates by our client organizations' members in order to activate a benefit or service,

            o to an internet-based system where members and employees can log-on to a web page that we create for their organization through which they can instantaneously receive information about, and activate any benefit or service offered through their organization; and

      o to leverage our access to the millions of consumer members of our client organizations by creating a one-stop Internet portal system called JoinUsOnline.com

            o     which we private label for our client organizations and

            o through which their employees and members can instantaneously link to the websites of participating businesses who desire to offer and sell their products and services to those consumers.

In order to implement that strategy, we employed the facilities and expertise of three other subsidiaries of our parent corporation to

      o build an infrastructure on the Internet for web hosting and development,

      o     to create our own proprietary search engine and

      o incorporate the ability to process credit card transactions for products, benefits and services sold at various websites within the JoinUsOnline.com portal system.

Corporate History

We are an 80% owned subsidiary of Interactive Technologies.com, Ltd., a publicly owned company which has a class of common stock which trades over the counter under the Pink Sheet symbol "INTR." The 20% balance of our ownership is held William R. Becker, our Chairman and Chief Executive Officer, his wife, individually and jointly with him, and a family trust established by Mr. Becker

Our principal executive offices are located at 110 East Atlantic Avenue, Suite 400, Delray Beach, Florida 33444, and our telephone and fax numbers are 561-454-3300 and 561-454-3330, respectively. Our Web site address is www.juol.com. Information accessed on or through our Web site, or the Web sites of our parent corporation or any of its other subsidiaries, do NOT constitute a part of this prospectus.

Use of Proceeds

We intend to use the net proceeds of this offering for

      o     development of Internet portals for use by our client organizations

      o     advertising, marketing and trade show expenses

      o     general corporate purposes

                                  THE OFFERING

    Shares Offered                               [      ] shares of common stock

    Net proceeds to us                           $[     ] after payment of
                                                 aggregate offering expenses of
                                                 approximately $[          ]

    Common stock to be outstanding after the     [          ]
    offering

    Proposed Nasdaq National Market symbol       JUOL

EXCEPT AS NOTED, ALL OF THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT NEITHER THE WARRANTS TO BE ISSUED TO THE REPRESENTATIVE OF THE UNDERWRITERS OR THE UNDERWRITERS' OVER-ALLOTMENT OPTION ARE EXERCISED, AND DOES NOT REFLECT THE
ISSUANCE OF ANY OF OUR [   ] SHARES OF COMMON STOCK AVAILABLE FOR FUTURE GRANTS
OF OPTIONS UNDER OUR INCENTIVE STOCK OWNERSHIP PLAN.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any

                             SUMMARY FINANCIAL DATA

                          STATEMENTS OF OPERATIONS DATA

                                                   Year Ended        Six Months Ended
                                                   December 31,          June 30,
                                                   ------------          --------
                                                 1998      1999       1999      2000
                                                 ----      ----       ----      ----
                                                                        (unaudited)
                                                (in thousands except per share data)
Total revenues                                 $ 3,274   $ 2,011    $ 1,240   $ 1,605
Selling, general and administrative expenses     1,464     2,094        891     1,222
Net Earnings (loss) (1)                          1,810       (83)       259       231
Basic earnings (loss) per share (2)            $   .18   $  (.01)   $   .03   $   .02

----------
(1) Through February 26, 1999 we were an S corporation for federal income tax purposes. Accordingly, we were not required to pay any taxes on our earnings.

(2) Based upon 10,000,000 shares outstanding during each period.

The following table indicates a summary of our balance sheet as of December 31, 1999 and June 30, 2000.

                               BALANCE SHEET DATA

                                            December 31, 1999    June 30, 2000
                                            -----------------    -------------
                                                                  (unaudited)
(in thousands)
Cash and cash equivalents                        $  43               $   -
Total current assets                                43                 231
Total assets                                        94                 305
Total current liabilities                          341                  70
Total liabilities                                  341                  70
Total stockholders' (deficit) equity              (247)                234

                                  RISK FACTORS

OUR BUSINESS HAS A LIMITED OPERATING HISTORY.

We have been operating as a provider of benefits, goods and services since 1990. However, we have recently shifted the focus of our marketing approach away from a paper-based system which relies on the mails to an Internet-based system which functions through web portals. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet and interactive media products and services. In addition, we will be subject to all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in the growth of an emerging business and the development and market acceptance of new products and services. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in market acceptance of our products and services or that our efforts will result in such market acceptance.

WE HAVE HAD TO RELY ON PAYMENTS MADE BY OUR PARENT AS A SOURCE OF FUNDING OUR OPERATIONS.

A substantial portion of our operating revenues during the first half of the year ending December 31, 2000 consisted of portal use fees that we charged to our affiliates. Inasmuch as our affiliates have not sustained sufficient operating revenues to make such payments to us, they have had to rely on our parent to advance such fee payments to us in their behalf. There can be no assurance of our parent's continued ability to make such payments to us on behalf of those affiliates. If such payments were not made, we would suffer a material adverse change in our financial condition.

WE MUST DO BUSINESS IN A DEVELOPING MARKET AND FACE NEW ENTRANTS. FAILURE TO MEET THE CHALLENGES OF NEW PRODUCTS AND COMPETITORS WILL REDUCE OUR MARKET SHARE AND THE VALUE OF YOUR INVESTMENT.

The market for Internet products and services is rapidly evolving and is characterized by an increasing number of market entrants. The diverse segments of the Internet market might not provide opportunities for more than one dominant supplier of products and services similar to ours. If a single supplier other than us dominates one or more market segments, our revenue is likely to decline and we will become a less valuable company.

BECAUSE WE LACK THE NAME RECOGNITION, CUSTOMER BASE AND RESOURCES OF OTHER COMPANIES PROVIDING INTERNET BASED PRODUCTS AND SERVICES, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WHICH WOULD REDUCE OUR REVENUE AND THE VALUE OF YOUR INVESTMENT.

The membership benefits and service industry serves a market of consumers and businesses nationwide. Benefits companies have traditionally marketed their benefits programs via direct sales, credit card issuers, airline services, oil companies, banking institutions, and most recently

Internet web sales. The majority of customers for these programs are considered to be consumers, with a small percentage of small business owners. Individual benefit and service program offerings vary dramatically from Company to Company. Our principal competitors in the benefits and services industry include The Signature Group and Cendant Corp. They have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we possess.

As a result of the foregoing, our principal competitors may respond more quickly than we can to new or changing opportunities and technologies. For all of the reasons stated above, we may be unable to compete successfully against our current and future competitors.

WE DEPEND HEAVILY ON THE INTERNET, AND ANY ADVERSE DEVELOPMENT WITH REGARD TO THE INTERNET COULD MATERIALLY ADVERSELY AFFECT US.

Our future success substantially depends upon continued growth in the use of the Internet and the Web. Such growth seems necessary to support the sale of our products, services and advertising. Rapid growth in the use of the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become more widespread. In addition, if Internet use continues to grow significantly, there can be no assurance that the Internet infrastructure will remain adequate for supporting the increased demands placed upon it. The Internet could lose its viability due to either:

      o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

      o     Increased governmental regulation

Changes in or insufficient availability of telecommunications services to support the Internet also could slow response times and adversely affect usage of the Web and our Web sites. The failure of the Internet use to continue to grow, or failure of the Internet infrastructure to support effectively growth that may occur, could materially adversely affect our business, operating results and financial condition.

WE ARE EXPOSED TO NUMEROUS RISKS DUE TO POTENTIAL FUTURE TECHNOLOGICAL CHANGE.

The Internet and electronic markets involve certain characteristics that expose our existing and future Web sites, technologies, service practices and methodologies to the risk of obsolescence. These characteristics included the following:

      o     Rapid changes in technology

      o     Rapid changes in user and customer requirements

      o Frequent new service or product introductions embodying new technologies

      o     The emergence of new industry standards and practices

Our performance will partially depend on our ability to license leading technologies, enhance our existing services, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web sites entails significant technical and business risks. There can be no assurance that we will use new technologies effectively or adapt our Web sites to consumer, vendor, advertising or emerging industry standards. Our inability (for technical, legal, financial or other reasons) to adapt in a timely manner to changing market conditions or customer requirements could materially adversely affect our business, results of operations and financial condition.

ELECTRONIC COMMERCE IS A DEVELOPING MARKET AND INVOLVES CONSIDERABLE UNCERTAINTY

The electronic market for products and services has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving market, demand for products, services and advertising over the Internet is considerably uncertain. There exist few proven services and products. Since the market for electronic commerce on the Internet is new and evolving, predictions of the size and future growth (if any) of this market are difficult. Moreover, no standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. There can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. Our business, results of operations and financial condition could be materially adversely affected if any of the following events occur:

      o     The markets for our electronic commerce fail to develop

      o The markets for our electronic commerce develop more slowly than expected

      o The markets for our electronic commerce become saturated with competitors

      o     Our electronic commerce fails to achieve market acceptance

ELECTRONIC COMMERCE INVOLVES A NUMBER OF SECURITY RISKS.

A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not compromise or breach the algorithms we use to protect customer transaction data. Any such compromise of our security could materially and adversely affect our business, results of operations and financial condition. A party able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.

We may need to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information (such as credit card numbers), security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not materially and adversely affect our business, results of operations and financial condition.

OUR SUCCESS DEPENDS TO A GREAT EXTENT ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

The development of our brands depends significantly on the protection of our trademarks and trade names. We intend to register our name and logo, the "Changing the Way America Buys" slogan which we employ, as well as other slogans which we will use in connection with the operation of our business, as trademarks in the United States. We also claim common law trade name rights in these and other names. Nonetheless, there can be no assurance that we will be able to secure significant protection for these trademarks. Our current and future competitors or others may adopt product or service names similar to our trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our trademarks and trade names might materially and adversely affect our business, results of operations and financial condition. In addition, in the future third parties may claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs

      o     Diversion of resources, including the attention of management

      o     Our agreement to certain royalty and licensing arrangements

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

WE HAVE NO ASSURANCE OF MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES. IF WE ARE UNABLE TO RAISE MARKET AWARENESS OF OUR PRODUCTS AND SERVICES, WE MAY EXPERIENCE DECLINING OPERATING RESULTS WHICH WOULD DIMINISH THE VALUE OF YOUR INVESTMENT.

We are at an early stage of development and our earnings growth depends primarily upon market acceptance of our products and services. There can be no assurance that our product and service development efforts will progress further with respect to any potential new products and services, or that they will be successfully completed. In addition, there can be no assurance that our potential new products or services will achieve customer acceptance.

WE FACE LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET AND ELECTRONIC COMMERCE THAT COULD INCREASE OUR COSTS OR REDUCE DEMANDS FOR OUR SERVICES.

Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the Internet, which would decrease the demand for our services and might increase our cost of doing business.

A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including the following:

      o     taxation;

      o     access charges;

      o     online content;

      o     user privacy;

      o     liability for third-party activities; and

      o     jurisdiction.

The tax treatment of the Internet and electronic commerce is currently unsettled and has been a subject of debate in Congress, which is awaiting the recommendation of The Advisory Commission on Electronic Commerce. A number of proposals have been made that could impose taxes on the sale of goods and services and other Internet activities. In October 1998, the Internet Tax Freedom Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. The moratorium ends October 21, 2001. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the costs of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.

LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS.

Our success will be dependent largely upon the personal efforts of our Chairman and Chief Executive Officer, William R. Becker, as well as other senior managers. The loss of their services could have a material adverse effect on our business and prospects. We have no life insurance on any of our officers. Mr. Becker's services are governed by an employment agreement. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain qualified personnel. Any inability to attract and retain qualified management and other personnel could have a material adverse effect on us.

WILLIAM R. BECKER CONTROLS US.

After we complete this offering, Interactive Technologies.com, Ltd. will beneficially own [ ]% of our outstanding common stock. William R. Becker, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Interactive Technoliogies.com. Mr. Becker, his wife, Joni, both jointly and individually and Mrs. Becker, in her capacity as the trustee of the William R. Becker Family Trust, beneficially own 20% of our outstanding common stock and the outstanding common stock of our parent corporation. Accordingly, Mr. Becker will control us and will have the ability to elect and/or remove all of the members of our board of directors and to approve significant corporate transactions, including key mergers and acquisitions and subsequent financing transactions. He will also have the ability to delay or prevent a change in our control and to discourage a potential acquiror of us or our shares.

ISSUANCE OF OUR AUTHORIZED PREFERRED STOCK COULD DISCOURAGE A CHANGE IN CONTROL, COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND COULD RESULT IN THE HOLDERS OF PREFERRED STOCK BEING GRANTED VOTING RIGHTS THAT ARE SUPERIOR TO THOSE OF THE HOLDERS OF COMMON STOCK

We are authorized to issue 10,000,000 shares of preferred stock without obtaining the consent or approval of our stockholders. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control. We may also grant superior voting rights to the holders of preferred stock. Any issuance of preferred stock could materially and adversely affect the market price of the commons stock and the voting rights of the holders of commons stock. The issuance of preferred stock may also result in the loss of the voting control of holders of common stock to the holders of preferred stock.

NEW INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

The purchasers of our common stock will incur immediate substantial dilution in net tangible book value per share from the initial public offering price in the
amount of $[     ]. You may also
be further diluted if future stock options to purchase our common stock or if the warrants to be issued to the underwriters' representative at the closing of this offering are exercised.

EXISTING SHAREHOLDERS WILL BENEFIT DISPROPORTIONATELY FROM THIS OFFERING

Existing stockholders will benefit if a market for their securities develops upon completion of this offering. Current stockholders will experience an
immediate increase in net tangible book value per share of $[   ] per share. The
average price per share paid by existing stockholders for their common stock
$[    ] per share, meaning that those stockholders would have an average
unrealized gain of $[     ] per share and an aggregate unrealized gain of
$[    ] upon the completion of this offering, assuming a $[     ] initial public
offering price per share. See "Dilution."

THE PRICE OF OUR SECURITIES MAY BE HIGHLY VOLATILE

The stock markets generally, and the Internet sector in particular, have experienced and are likely to continue to experience, significant price and volume fluctuations. This could result in sharp decreases in the price of the securities we are offering hereby no matter how well or poorly we perform. The trading price of our securities could also fluctuate significantly in response to fluctuations in quarterly operating results, failures to meet analysts' expectations, developments in the Internet industry and our business, and other factors.

WE WILL PAY NO DIVIDENDS TO YOU

We have not paid, and do not expect to pay, any dividends on common stock in the foreseeable future.

WE HAVE OUTSTANDING A LARGE NUMBER OF SHARES OF COMMON STOCK THAT ARE ELIGIBLE FOR SALE UNDER CERTAIN CIRCUMSTANCES, AND SALES, OR EVEN THE MERE POSSIBILITY OF SALES, OF THESE SHARES MAY MATERIALLY ADVERSELY THE PRICE OF THE COMMON STOCK.

Approximately 10,000,000 shares of Common Stock are issued and outstanding. All of these shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Rule 144 provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks before such sale. The vast majority of the restricted shares have been outstanding for over one year and thus are eligible for sale under Rule 144. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future dilute an investor's percentage of freely tradable shares and may depress the price of our Common Stock. Also, if substantial, such sales might also adversely affect our ability to raise additional equity capital. However, all of the 10,000,000 shares believed to be "restricted securities" are held by affiliates of the Company and must (by law) be sold subject to the volume limitations of Rule 144 described above, thus restraining the number of shares that can sold in any period of time.

OUR OBLIGATION TO INDEMNIFY OUR OFFICERS AND DIRECTORS COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

Our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for in the General Corporation Law of Delaware. Further, we have purchased and maintain customary officer and director insurance on behalf of certain of these persons. Such insurance may cover certain matters for which we do not have the power to indemnify such persons. Consequently, because of the actions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the United States Securities and Exchange Commission maintains that indemnification is against the public policy expressed in the Securities Act of 1933 (the "Securities Act"), and is therefore unenforceable.

                           FORWARD-LOOKING STATEMENTS

YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS.

This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus summary," "Management's discussion and analysis of financial condition and results of operations," and "Business," as well as within this prospectus generally. In addition, when used in this prospectus, the words "believes," "intends," "plans," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth and the information provided in this prospectus generally. We do not intend to update any forward-looking statements.

                                 DIVIDEND POLICY

We plan to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. We have not declared or paid any cash dividends on our common stock. We do not anticipate paying cash dividends in the foreseeable future except possibly on preferred stock. The terms of our outstanding preferred stock prohibit the payment of dividends on our common stock unless all dividends accrued on the preferred stock have been paid.

                                 USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $[     ] from our
sale of the common stock offered by this prospectus, at the initial public
offering price of $[     ] per share.

If the underwriters fully exercise their over-allotment option, we will receive
net proceeds of approximately $[     ]. That amount is after deducting estimated
underwriting discounts and commissions and other fees and expenses payable by us.

We expect to use the net proceeds for the following purposes:

      o     to develop high speed Internet portals for use by our
            clients and members                                      $ x,xxx,000

      o     to pay the costs that we will incur for advertising
            and marketing and attending various trade shows            x,xxx,000

      o     for general corporate purposes                            xx,xxx,000
                                                                     -----------
                                                                     $xx,xxx,000
                                                                     ===========

                                 CAPITALIZATION

The following table shows, as of June 30, 2000: (1) our actual capitalization, and (2) pro forma capitalization as adjusted to give effect to the sale of the
[    ] shares offered by us at the initial public offering price of $[    ] per
share after deducting underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds as described in "Use of Proceeds." You should read this table together with the financial statements and notes to financial statements appearing elsewhere in this prospectus.

                                                            June 30, 2000
                                                            -------------
                                                             (unaudited)
                                                                      Pro Forma
(in thousands)                                            Actual     As Adjusted
                                                          ------     -----------

Stockholders' equity:                                   $    89
Preferred stock $.001 par value;
10,000,000 shares authorized;
none issued (1)                                              --          --

Common stock, $.001value,
40,000,000 shares authorized;
12,000,000 issued and outstanding,
pro forma as adjusted (1)                                    10         [ ]

Accumulated (deficit) earnings                              (97)        [ ]

Total capitalization                                    $   460         [ ]

----------
(1) On August 17, 2000, our authorized capital changed to 50,000,000 shares, of which 10,000,000 shares may be issued in various series or classes of preferred stock carrying different rights and privileges. The remaining 40,000,000 shares are common stock. Prior to that date, we were not authorized to issue any shares of preferred stock.

The information provided above excludes 695,000 shares of common stock issuable upon exercise of the Representative's Warrants and outstanding options to purchase our common stock.

                                    DILUTION

Our pro forma net tangible book value as of June 30, 2000, giving effect to the
issuance of [    ] shares of common stock, was $[    ] $[    ] per share. Net
tangible book value per share represents the amount of net tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.
After giving effect to the sale by us of [    ] shares offered by this
prospectus at the initial public offering price of $[    ] per share, our pro
forma net tangible book value as of June 30, 2000 would have been $[    ], or
$[    ] per. This represents an immediate increase in net tangible book value of
$[    ] per share to existing stockholders and an immediate dilution of $[    ]
per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share..................                 $xx.00
Pro forma net tangible book value before offering........       $x.xx
Increase in net tangible book value per share
  attributable to new investors..........................       $x.xx
                                                                -----
Pro forma net tangible book value before offering........                 $xx.xx
                                                                          ------
Dilution per share to new investors......................                 $xx.xx
                                                                          ======

Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value at June 30, 2000 would have been approximately
$[    ] per share, representing an immediate increase in net tangible book value
of $[    ] per share, to our existing stockholders and an immediate dilution in
net tangible book value of $[    ] per share to new investors.

The following table summarizes, as of June 30, 2000, the differences in the number of shares of common stock purchased from us, the total consideration paid to us, and the average price paid per share purchased by existing and new
investors, assuming that the [    ] shares offered by this prospectus are sold
by us at the initial public offering price of $[    ] per share.

                                                        Shares Purchased          Total Consideration       Average
                                                   --------------------------   ------------------------   Price Per
                                                     Number        Percent        Number       Percent       Share
                                                     ------        -------        ------       -------       -----
Existing stockholders...............
New investors.......................
Total...............................

                             SELECTED FINANCIAL DATA

The following selected financial data is qualified by reference to and should be read in conjunction with the financial statements and notes to financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1999 and 1998 and the balance sheet data at December 31, 1999 and 1998 are derived from and qualified by reference to the audited financial statements included elsewhere in this prospectus.

The statements of operations data for the six months ended June 30, 2000 and 1999 and the balance sheet data at June 30, 2000 have been derived from our unaudited financial statements but have been prepared on the same basis as our audited financial statements which are included in this prospectus. In our opinion, these unaudited financial statements include all adjustments, consisting of normally recurring adjustments, considered necessary for a fair presentation of our financial position and result of operations for that period.

                         STATEMENTS OF OPERATIONS DATA:

                                                   Year Ended        Six Months Ended
                                                   December 31,          June 30,
                                                   ------------      ----------------
                                                 1998      1999       1999      2000
                                                 ----      ----       ----      ----
                                                                       (unaudited)
                                                (in thousands except per share data)
Total revenues                                 $ 3,274   $ 2,011    $ 1,240   $ 1,605
Selling, general and administrative expenses     1,464     2,094        891     1,222
Net Earnings (loss) (1)                          1,810       (83)       259       231
Basic earnings (loss) per share (2)            $   .18   $  (.01)   $   .03   $   .02

----------
(1) Through February 26, 1999 we were an S corporation for federal income tax purposes. Accordingly, we were not required to pay any taxes on our earnings.

(2) Based upon 10,000,000 shares outstanding during each period.

The following table indicates a summary of our balance sheet as of December 31, 1999 and June 30, 2000.

                               BALANCE SHEET DATA

                                              December 31, 1999    June 30, 2000
                                              -----------------    -------------
                                                                    (unaudited)
(in thousands)
Cash and cash equivalents                          $  43               $   -
Total current assets                                  43                 231
Total assets                                          94                 305
Total current liabilities                            341                  70
Total liabilities                                    341                  70
Total stockholders' (deficit) equity                (247)                234

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT, AS WELL AS "RISK FACTORS."

Results of Operations

Years Ended December 31, 1999 and 1998

Revenue Revenue for the year ended December 31, 1999 decreased 38.6% to approximately $2,000,000, as compared to approximately $3,274,000 for the year ended December 31, 1998. The decrease in our revenues was primarily due to a reduction of the per-member fees we charged during 1999.

Expenses

Selling. We incurred selling expenses of $527,924 for the year ended December 31, 1999, a 94.3% increase from the $271,608 we incurred for the year ended December 31, 1998. This increase was primarily due to the additional marketing and advertising costs incurred to enhance and expose the JoinUsOnLine image at many different venues such as trade shows, trade journals, magazines and newspapers.

General and administrative. We incurred general and administrative expenses of approximately $1,566,000 during the year ended December 31, 1999, a 31.3% increase over the approximately $1,193,000 of G&A expenses incurred in 1998. The increase was primarily due to our employment of a larger number of corporate personnel and an increase in professional fees.

Marketing and advertising. Advertising costs are expensed as incurred and are included in selling expenses. Total advertising costs for the years ended December 31, 1999 and 1998 were $171,322 and $1,406, respectively.

Net Earnings. We incurred a significant change in our net earnings results between 1998 and 1999. During 1998 we achieved net earnings of approximately $1,810,000. On a pro forma basis, assuming we were not an S corporation in 1998, and that we did pay taxes on our income in that year, our net earnings would have been approximately $1,118,000. In 1999, we suffered a net loss of approximately $83,000. This 14-fold reversal of approximately $1,201,000 between our 1998 pro forma results and our 1999 results was primarily due to the decrease in our historic revenues as a result of the reduction of the per-member fees we charged in 1999. This shrinkage in our membership was due, in large part, to the shift in the focus of our business that we undertook during 1999 from a paper-based operation to an Internet-based operation.

Six Months Ended June 30, 2000 and 1999

Revenue Our revenue for the six months ended June 30, 2000 increased 29.4% to approximately $1,605,000 as compared to approximately $1,240,000 for the six months ended June 30, 1999. This increase was primarily due to two factors: a decrease in our historic revenues as a result of the continued impact of the reduction in per-member fees we charged, and our receipt of Web portal use fee revenue from Integrated Merchant Services, Inc, United Interactive Technologies, Inc. and Express Financial Corp., each of which is a subsidiary of our parent corporation. We charge those three affiliated entities $66,667 monthly to provide the customized Web portals that they employ in their respective businesses. The agreements we have with each of them are cancelable upon 90 days notice. Total portal use fee revenue for the six months ended June 30, 2000 amounted to $1,200,000.

Expenses

Selling. We incurred selling expenses of approximately $38,000 for the six months ended June 30, 2000, a 390% increase over the approximately $7,800 we incurred for the same period last year. This increase was due to the additional personnel we employed for marketing and advertising during the latter period.

General and administrative. We incurred general and administrative expenses of approximately $933,000 during the six months ended June 30th, 2000 a 5.6% increase over the approximately $883,000 of G&A expenses we incurred during the same period last year. The increase was due to an increase in professional fees.

Marketing and advertising. During the first six months of 2000 and 1999, our marketing and advertising expenses amounted to $37,233 and $29,426, respectively.

Earnings. Our net earnings increased by approximately 7.9% from a pro forma $214,000 during the six months ended June 30, 1999 (assuming we were a taxable entity during that year) to approximately $231,000 during the corresponding period of 2000. This increase is wholly due to the portal use fees received from our affiliates.

Liquidity and Capital Resources

As of December 31, 1999, we had cash and cash equivalents of approximately $43,000. At June 30, 2000, we did not have any cash and cash equivalents.

Net cash provided by operating activities for the year ended December 31, 1999 totaled approximately $146,000 as compared to approximately $1,132,000 in 1998. The primary factor which caused this reduction in operating cash flows was our net earnings to net loss reversal of approximately $1,892,000. The major component of the cash provided from operating activities in 1998 was our net earnings of approximately $1,810,000. Net cash used in operating activities during the six month period which ended on June 30, 2000 amounted to approximately $10,100, as compared to approximately $48,000 of net cash provided by such activities during 1999. The primary factors which resulted in the $58,000 reversal in our operating cash flows during the first six months of 2000 was an increase in revenue due to/from affiliates and deferred revenue totaling approximately $167, 000 which was offset by a decrease in related party receivables, prepaid assets and accounts payable totaling approximately $232,000..

The $26,000 increase in net cash used in investing activities between 1998 and 1999, and the $30,000 increase in such cash usage between the six month periods ending June 30, 1999 and 2000 resulted from our purchase of computers, workstations, servers and other equipment to support our growth in technology support services and costs related to software development.

In 1998, by reason of our status as an S corporation not subject to federal income taxes, we distributed approximately $1,137,000 to William R. Becker, who was our sole stockholder at that time. As a result of the completion of the reverse acquisition at the end of February 1999, our S corporation status came to an end. The distributions we made to our pre-reverse acquisition stockholders in that year (Mr. and Mrs. Becker and the Becker Family Trust) amounted to approximately $83,000. Those distributions constituted all of our cash flows from financing activities during those two years. During the first six months of 1999, we distributed $42,000 to our parent.

Certain expenses incurred by our parent corporation, IMS, United Interactive and Express Financial consisting of administrative support, operational and financial management and other general infrastructure related items have been charged to us. Total amounts charged to us for shared services were approximately $163,000 and $297,000 in 1998 and 1999 and $56,000 and $61,000
during the six months ended June 30, 1999 and 2000, respectively. The expense sharing methodologies took into account personnel, payroll cost, square footage or other factors. Although we believe the allocation methods and costs for these services to be reasonable, these costs may not be indicative of the costs that would have been incurred if we had been an independent entity and contracted for the services from an independent third party.

Since inception, we have increased our operating costs and we anticipate that we will continue to experience increases in our operating costs for the foreseeable future. In addition, we may use cash resources, including cash generated by the sale of securities, to fund acquisitions or investments in joint ventures, businesses, technologies and products or services complementary to our business.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board and the Securities and Exchange Commission are not expected to have a material impact on our financial statements.

Year 2000 Compliance

We did not experience any interruptions in our operations when the calendar year changed to the year 2000. We believe that our products and services, and products which we purchase from third party vendors, are designed to operate continuously regardless of date changes.

                                    BUSINESS

OVERVIEW

We offer to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers, privileged access to Internet business-to-business and business-to-consumer benefits, products and services. Through the agreements that we have with such organizations, more than 29,000,000 households and 1,500,000 businesses have access to those benefits, products and services. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide.

We offer such benefits, products and services through web portals that we develop and operate for our own use, and also through "private labeled" web portals that we develop and operate for other businesses and organizations. An employee or member of any of the companies or organizations with whom we have agreements can obtain the various benefits, goods and services that offered by that organization through us either by entering his user name and password at our Web site located at www.joinusonline.com, or by clicking on the JoinUsOnline button located at his organization's Web site. In that latter case, the employee or member is connected to a private labeled version of the JoinUsOnline web portal which contains his employer's or organization's logos. Thus, without leaving his employer's or organization's Web site, the employee or member can:

      o sign up for any of the free benefits and purchase any of the other benefits, products and services that he employer or organization has agreed to provide to him through us;

      o access all of the data and information contained at a MyWay.com web portal which has been customized by MyWay.com, a subsidiary of CMGI, Inc., to include his employer's or organization's trademarks and logos, and incorporated, i.e., linked, to his employer's or organization's Web site; and

      o     access various Internet chat rooms maintained by MyWay.com.

We draw upon the resources of several majority- or wholly- owned subsidiaries of our parent corporation. Each of those subsidiaries performs a function or provides a service which is complementary to the basic business that we conduct.
Thus:

      o     United Interactive Technologies, Inc. ("United Interactive")

            o     serves as our research and development facility

            o develops and hosts all of the web portals and Web sites which we maintain

            o offers web portal and Web site development and hosting services to third parties who subscribe for such services through the various programs that we offer

            o develops various web-based products that we offer, such as the easy-to-construct customizable three page Web site we offer through Web Classified.Net, Inc., another subsidiary of our parent

            o provides us and third parties with high speed Internet access services.

      o Interactive Merchant Services, Inc. ("IMS") provides Visa and MasterCard network credit card processing, check and debit card processing as well as credit card gateway services for merchants who sign up for such services either directly at our JoinUsOnline Web site or through the JoinUsOnline Web site maintained by their organization, and also to non-members.

      o WebClassified.Net, Inc. ("WebClassified") provides to individual and business members of our JoinUsOnline customer organizations who elect to purchase an easy to construct and customize three page Web site

            o access to WebClassified's database driven Web site generation application, and

            o the web hosting services required for the maintenance of such Web sites.

            o Express Financial Corp. ("Express Financial") provides licensed mortgage banking services to individual and business members of our JoinUsOnline customer organizations, as well as to individuals and businesses who are not JoinUsOnline members. Express Financial represents various lending institutions and is a licensed and approved lender for various federal lending programs including FHA, VA and Title II loans.

      o GKB Software, Inc. ("GKB") is developing a restaurant industry specific web portal called FattyDaddy.com which will be offered to JoinUsOnline member organizations.

OUR STRATEGY

During the 1990s, we successfully built a business which provided the consumers and merchants who were employees and members of our clients' organizations with access to various benefit and service programs offered by third parties with whom we contracted to make such offerings available. The strategy we have been pursuing since 1999 has been

      o     to convert our benefits and services business from

            o a paper-based system which was grounded on the distribution of brochures and leaflets which describe the various benefit and service offerings and the mailing or faxing of coupons and certificates by our client organizations' members in order to activate a benefit or service,

            o to an internet-based system where members and employees can log-on to a web page that we create for their organization through which they can instantaneously receive information about, and activate any benefit or service offered through their organization; and

      o to leverage our access to the millions of consumer members of our client organizations by creating a one-stop Internet portal system called JoinUsOnline.com

            o     which we private label for our client organizations and

            o through which their employees and members can instantaneously link to the websites of participating businesses who desire to offer and sell their products and services to those consumers.

In order to implement that strategy we built an infrastructure on the Internet for web hosting and development through United Interactive, we created our own proprietary search engine incorporating web pages through WebClassified and we incorporated the ability to process credit card transactions for products, benefits and services sold by at various websites within the JoinUsOnline.com portal system through IMS's e-commerce credit and debit card transaction operations.

The implementation of that strategy

      o has enabled us to significantly lower our costs of delivering our benefit and service programs by minimizing the need to print and distribute brochures and fulfillment documents,

      o will enable us, we believe, to generate significant revenues from the sale of JoinUsOnline.com web portals and

      o will enable us and our client organizations, we believe, to participate in the revenues derived by the businesses who sell products and services to the consumers who link to them via the private labeled web portals we create for our client organizations.

HISTORICAL SUMMARY OF THE COMPANY

We were incorporated in the State of Delaware in November 1990 under the name GB International, Inc. After two prior name changes, we changed our name in 1995 to United Buyers Advantage, Inc. In February 1999, Interactive Technologies.com, Ltd. acquired 80% of our common stock pursuant to a reverse acquisition of each of IMS, United Interactive, WebClassified and us. As a result of that transaction, William R. Becker, individually and jointly with his wife, and his wife, individually, and as trustee of the William R. Becker Family Trust, currently control, directly and indirectly, 100% of our outstanding common stock. That control is maintained through:

      o     their collective ownership of 56.7% of Interactive
            Technologies.com's outstanding common stock, which gives them control of Interactive Technologies.com's 80% ownership interest in us; and

      o their direct collective ownership of the 20% balance of our outstanding common stock.

In April 1999, we changed our name to Ubuy.com, Ltd. and in April 2000, we changed our name to JoinUsOnline.com, Inc.

Our Business

We offer an ever-expanding portfolio of discounted benefits and services that provide privileged access to goods and services to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers. We offer more than 30 different benefit and service programs which include home shopping, travel, automobile, dining, health, discount coupon, investment, and other lifestyle enhancement programs, as well as a variety of business benefits and services. In 1999, we changed the focus of our business from a paper-based model to an Internet based model. By doing so, we have been able to substantially reduce our costs of acquiring enrollees in the various benefits and services programs which we offer to the members of our client organizations, and our fulfillment costs in providing such benefits and services to those enrollees. Those costs, which ranged as high as $6.00 per member due the high labor costs associated with the use of paper-based enrollment and fulfillment packages, now range as low as $.25 per member due to the ease and efficiency of capturing storing and using membership and program enrollment data transmitted from a client organization member's PC over the Internet.

At the present time, the list of benefits and services we offer includes:

o Dial Up Internet Access           o Personal Financial Services      o New Car Buying
o Travel Services                   o Mortgage Loans                   o Grocery Coupons
o Automobile Rental                 o Real Estate Services             o CDs and Tapes
o Moving Services                   o Telephone Services               o Golf Services
o Consumer and Health Services      o Classified Advertising           o Fund Raising
o Personal Web Pages                o WebClassified.net                o Merchant Services
o New and Used Car Pricing          o Hotel and Motel Services         o Vision Plans
o Discount Pharmacy Services        o Chiropractic Services            o Dental Services
o Shopping a la Card                o Consumer Legal Services          o Business Legal Services
o Web Hosting Services              o Bi-Weekly Mortgage Services      o Magazine Subscriptions
o Online Business Barter Services

Prior to 1999,

      o all of our benefits information was packaged as booklets, brochures, coupons and other paper-based documents; and

      o the only way that an employee of a company or member of an organization which had agreed to offer benefits, products and services through us could obtain those benefits was by

            o     filling out, and then mailing or faxing a paper coupon, or

            o by calling a telephone number contained in the descriptive materials and speaking with a person who would enroll the employee or member in the particular program or service.

Commencing in 1999, we adapted our business to the Internet by creating the JoinUsOnline Internet portal. This Web site, which is customized to display each client organization's logos and trademarks, contains a standard format containing links and buttons which, when clicked, take the user to one or more web pages which

      o describe each of the particular benefits, products or services that our client organization has agreed to make available to its employees or members through us; and

      o which provide the employee or member with a fill-in-the-blanks registration screen which instantaneously enrolls him in the particular program of his choice via a secure Internet connection to our servers.

The JoinUsOnline Web site of each of our client organizations is linked directly to the client's existing Web site, or in some cases, serves as the client's Web site.

Pursuant to an agreement which we entered into in March 2000 with MyWay.com, a subsidiary of CMGI, Inc., a customized version of the MyWay.com Internet portal containing the logos and trademarks of the client organization is incorporated into the client organization's JoinUsOnline Web site. Thus, any employee or member of a client organization who accesses his employer's or organization's Web site can receive continuous updates of the latest news and pricing information for the securities that he would like to follow, maintain an online address book or calendar, link to various e-commerce shopping sites and link to Web sites grouped by industry, all via the customized MyWay portal we provide to his employer or organization, and, at the same time, he can gain access to, sign up for and purchase all of the benefits products and services at his employer's or organization's JoinUsOnline portal just by making a few clicks of his mouse.

We package benefits and services which are provided by third party providers into programs and we offer these programs principally to affinity groups (trade group and professional associations), businesses and charitable organizations which in turn make our programs available to their members, employees and/or customers. To a lesser degree, we market our programs directly to individual consumers and businesses. The key to our marketing strategy is that our programs are "value added." This is due to the fact that the members of participating affinity groups or the customers of participating businesses obtain access to our programs as part of their membership dues or in conjunction with a purchased product or service. All fees associated with membership in our programs are paid directly by the participating affinity group or business. Through our numerous long standing relationships and our bulk purchasing capabilities, we are able to provide an ever expanding portfolio of benefits and services that offer privileged access to goods and services with tremendous buying power for our members. Since the commencement of our business operations in 1990, we have established relationships with over 1,500 affinity groups with combined memberships in excess of 29 million households and 1,500,000 businesses. As of the date of this prospectus, approximately 3,500,000 of those households and businesses have obtained one or more of the benefits, products and services that that we provide. On average, our consumer programs offer participants $2,500 or more in annual savings, and our business programs can save participating companies $4,000 or more annually.

Our Portal System

In order to leverage our access to the millions of consumer members of our client organizations, we have created a one-stop Internet portal system called JoinUsOnline.com. We private label these portals for our client organizations. As of the date of this prospectus, approximately 65 JoinUsOnline.com client organization portals are in operation. Through those portals, the employees and members of those organizations can instantaneously link to the websites and JoinUsOnline sub-portals (see below) of participating businesses who desire to offer and sell their products and services to those consumers.

There are tens of thousands of dot com companies who are trying to sell their products and services via their websites. We believe that a significant portion of every dot com's operating budget is geared towards customer acquisition. We further believe that the costs of customer acquisition are ranging as high as $800 per transaction with millions of dollars being committed by dot coms in up front access costs just so they can try and get a customer to look at the product or service offerings at their websites. It is our view that each of these dot com companies shares a common goal - the desire to gain access to a base of customers. Dot coms are paying millions dollars in advertising and website-related operating fees for this access. We are able to offer companies desiring to gain exclusive access to the millions of consumers who are employees and members of our client organizations a very low cost of customer acquisition. The total turnkey cost to a client for a private labeled web sub-portal - a portal within the JoinUsOnline.com portal system which can be directly accessed via a hyperlink button which is prominently displayed on each of our client organizations' JoinUsOnline.com portals - can be as low as $2,400,000. Included within that turnkey cost is exclusivity, either for a particular category within the customer base, or for the entire customer base, for the dot com's particular product or service. For example, a dot com that might be interested in offering discount golf vacation packages to the employees and members of our client organizations could, for the price of its sub-portal, gain such access to the exclusion of all other businesses desiring to make the same type of offering to that potential customer base.

In addition to the turnkey fee, we will receive a portion of the revenues derived by the dot com from the sale of products and services via its sub-portal. We will share a portion of that dot com revenue with the client organizations whose members purchase the products or services that generate such receipts.

As of the date of this prospectus, approximately four JoinUsOnline.com sub-portals are in operation. Three of those portals are operated for IMS, United Interactive and Express Financial. We constructed the fourth portal for Itex Corporation, which operates, directly and through various international licensees, retail trade exchanges, i.e., barter exchanges, in the United States, Mexico, New Zealand and Turkey. Those exchanges serve as clearing-houses for the goods and services traded by their clients. Itex's clients agree to sell goods and services for trade dollars at the same prices that they would charge if they were receiving cash.

Itex paid us 2,000,000 trade dollars to build their portal. We have used and intend to continue to use those trade dollars to purchase goods and services, such as advertising and printing services, from the businesses who comprise the more than 12,500 clients of Itex's trade exchange. As of June 30, 2000, we entered into transactions utilizing 197,000 trade dollars of which 5,400 trade dollars (having a fair value of $5,400) have been recognized as revenue and expense to date. We do not recognize the trade dollars as revenue when received. We only recognize the trade dollars as revenue and expense the fair value of the trade dollars as the goods or services contracted for are utilized.

We also intend to enter into a 50/50 joint venture with Itex to provide a customized on-line Internet barter portal. Itex has agreed to pay us 2,000,000 trade dollars to develop a portal to be customized for the joint venture. Additionally, Itex has agreed to pay us 8,000,000 trade dollars over 48 months commencing March 15, 2001 to provide a portal to the joint venture through which it can gain access to our customers.

We derive and will in the future derive our revenues from the enrollment fees that we charge our clients, from the dot com sub-portal turnkey fees that we will be charging, from the revenues that our clients and the dot coms will be deriving from purchases made through the JoinUsOnline.com portal system and from utilization fees paid by many of the program benefits and service providers who provide goods and services to the members of our clients who enroll in such programs. The pricing of our programs range from free to $49.95 per year per member. The costs to our clients are based upon the type of program designed for the client. Our revenues, operating expenses and operating earnings (losses) before provision for taxes during each of the periods described below were, as follows:

                                          Years Ended December 31,           Six Months Ended June 30,
                                          ------------------------           -------------------------
                                           1998              1999              1999             2000
                                           ----              ----              ----             ----
Revenues
         Benefits and Services         $ 3,274,055      $ 2,011,257       $ 1,240,434      $   404,911
         Portal fees from affiliates            --               --                --        1,200,000
                                       -----------      -----------       -----------      -----------
                                       $ 3,274,055      $ 2,011,257       $ 1,240,434        1,604,911

Operating expenses .................     1,464,398        2,093,769           891,189        1,221,719

Operating earnings (loss) ..........     1,118,301 (1)      (82,512) (1)      213,539 (1)      231,208

----------
(1) During 1998 and between January 1 and February 26, 1999, we were an S corporation. Accordingly we were not subject to federal income taxation. These figures are presented on a pro forma basis assuming that our income had been subject to taxation.

Our Target Markets

We market a variety of business and consumer based value-added benefit programs and Internet portal programs to and through the telecommunications and affinity marketplaces. Included in the affinity marketplace are large groups, associations and fund raising organizations. We customize our programs based upon the demographics of our client organizations' members, customers and/or employees.

Three of our customers, RRV Enterprises, Inc., Consumers Buyline, Inc. and Catalyst Communication, Inc., were responsible for 62%, 15% and 9%, respectively, of our revenues in 1999.

Our Marketing

We have historically focused our marketing activities almost exclusively through trade shows. However, we have begun adding, as a new marketing channel, a direct sales force of marketing agents drawn from the pool of independent agents that work for several of the telecommunications companies who participate as providers in our benefits programs.

Our Competition

The membership benefits and service industry serves a market of consumers and businesses nationwide. Benefits companies have traditionally marketed their benefits programs via direct sales, credit card issuers, airline services, oil companies, banking institutions, and most recently Internet web sales. The majority of customers for these programs are considered to be consumers, with a small percentage of small business owners. Individual benefit and service program offerings vary dramatically from Company to Company. Our major competitors are The Signature Group and Cendant Corp.

The Signature Group commenced operations in 1966 and has estimated annual revenues of more than $900 million. They sell their benefit and service programs exclusively to end-users, i.e., consumers, who pay annual membership fees. These membership fees represent a small segment of the potential annual revenues which The Signature Group can derive from a consumer because additional benefit program offerings, at additional costs over the basic membership fee are available to the consumer. Some examples of these additional programs are health, dental, vision, pharmacy and chiropractic programs. Therefore the annual savings that Signature Group members can receive can vary dramatically depending on the programs in which they enroll. The Signature Group markets its various benefits to a community of banks, oil companies and retailers through telemarketing, as well as to a more general consumer market via the Internet.

Cendant Corp. offers 20 individual membership programs, has annual revenues exceeding $5 billion and claims to have access to over 30 million customers. It derives most of its earnings from the $69.00 annual membership fee that it charges its customers. Cendant has a multi-tiered membership fee that starts at $69.00 and increases depending on the benefits selected. As in the case of The Signature Group, the actual saving to the end-user varies depending on the consumer programs in which the end-user chooses to participate. Like The Signature Group, Cendant's marketing focus consists mainly of telemarketing through credit card companies, oil companies and retailers. Cendant is in the process of establishing a marketing presence on the Internet, but does not currently market via the Internet.

Our most important competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we possess. However, we believe that we provide one of the most comprehensive benefits and service programs that the industry affords, and that one factor which separates us from our competition and provides us with a significant competitive advantage over them is that the members of our client organizations pay no membership fee to us.

Our Employees

We currently have 15 employees. None of our employees is represented by a labor union and we believe our employee relations are excellent.

Our Intellectual Property

Our intellectual property includes our JoinUsOnline trademarks, and various slogans, such as "Changing the Way America Buys." We believe that our intellectual property is an important factor in maintaining our competitive position in our core businesses. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar products or technology.

We have applied for, or intend to apply for registration of our primary trademarks in the United States, including "JoinUsOnLine." We intend to continue to pursue the registration of these and certain of our other trademarks in the United States and in other countries; however, we cannot be sure that we can prevent all third-party use of our trademarks. We have obtained
"JoinUsOnLine.com" and "JUOL.com" as Internet domain names.

The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in these jurisdictions.

Third parties may assert infringement claims against us. From time to time we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by us or our users. Any such claims, or any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we were to win any such litigation, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation may also result in limitations on our ability to use such trademarks, patents and other intellectual property unless we enter into arrangement with such third parties, which may be unavailable on commercially reasonable terms.

Research And Development

Although we do not have a specific research and development budget, United Interactive serves as our research and development facility. As such, it develops various web-based products that we offer, such as the JoinUsOnline portal system and Web Classified's easy-to-construct, customizable three page Web site.

Properties

We occupy approximately 8,400 square feet of our parent corporation's headquarters office in Delray Beach, Florida. That office consists of a total of approximately 12,000 square feet on one floor which is leased from an unaffiliated landlord through 2009. The annual rental under the lease is $181,000, including common area maintenance, taxes and other costs. The lease contains rent escalation provisions which will increase the annual rent over a period of ten years to a total of $275,245 (including common area maintenance, taxes and other costs) for the final year. We pay 70% of the monthly rental and other charges for such space.

Legal Proceedings

There are no legal proceedings pending against us.

                                   MANAGEMENT

The following table sets forth the names, positions and ages of our executive officers and directors. Directors will be elected at our annual meeting of stockholders and serve for one year or until their successors are elected and qualify. Officers are elected by the board and their terms of office are, except to the extent governed by employment contracts, at the discretion by the Board.

Name                       Age                      Position
----                       ---                      --------

William R. Becker          43       Chief Executive Officer, Director and Chief
                                    Operating Officer

Matthew J. Cohen           41       Director and Chief Financial Officer

Peter Tamayo, Jr.          36       Chief Technical Officer

Lawrence J. Brady          59       Director

Larry Pressler             58       Director

William R. Becker is the Chief Executive Officer and Chairman of the Board of Interactive Technologies.com, Ltd. and each of its subsidiaries. He has served as our Chief Executive Officer since June 1992..

Matthew Cohen has served as our Chief Financial Officer and as the CFO of our parent corporation since February 1999. He has served as a member of our Board and as a member of our parent's Board since September 1999. Between April 1997 and August, 1999, he served as Chief Financial Officer and as a Director of Legal Club of America Corporation, a provider of the nation's largest legal benefit programs. From 1984 to June 1996, he was Vice President and Chief Financial Officer of Standard Brands of America, Inc., a $100 million publicly held retailer of consumer electronics and appliances.

Peter Tamayo has served as a Senior Vice President and Chief Technical Officer of the Interactive Technologies.com, Ltd. since February, 1999. Since April 1995, he has served as our Chief Technical Officer and as President of United Interactive. Mr. Tamayo holds several patents in the computer industry, one in the electronics field and several dozen copyrights. He is a graduate of Morgan Technical Institute with majors in Industrial Electronics and Computer Science & Technology.

Lawrence J. Brady has served in senior management positions in government and the private sector, including founder and director of Capitoline International Group, Ltd.; a senior Vice President of Hill and Knowlton Public Affairs Worldwide; and Director of International Marketing for Sanders Associates, a Lockheed Corporation subsidiary. During the Reagan administration Mr. Brady served as Assistant Secretary of Commerce for Trade Administration, administering the government's export and import trade regulatory functions, including the high technology export control program, as well as the U. S. laws designed to prevent unfair sales of foreign products into the United States. He also administered the U.S. Government foreign trade zone program. Mr. Brady served also in senior staff roles in the Executive Office of the President in the Nixon and Ford administrations. He has represented the U.S. in trade negotiations in Europe, Japan and China and has been a frequent witness before Congress on international economic and trade issues.

Larry Pressler served two terms as a member of the US House of Representatives from 1975 - 1979, and he served three terms as a member of the US Senate from 1979 - 1997. During 1997 - 98, Senator Pressler was a partner in Lawyer, Pressler & Associates, a Washington, D.C. law firm. Since 1997, he has been a partner in the law firm of O'Connor & Hannon, a Washington, D.C. based law firm. Senator Pressler holds a B.A degree in Political Science from the University of South Dakota and a J.D. degree from Harvard University. He is a member of the Phi Beta Kappa Society and attended Oxford University as a Rhodes Scholar.

Executive Compensation

Between April 1998 and December 1999, our chief executive officer was paid a base salary of $250,000 per year, plus other benefits. Our obligation to make such payments is governed by a five year automatically renewable employment agreement. Prior to our reverse acquisition transaction with Interactive Technologies.com, Ltd., our Chief Executive Officer also received compensation payments from United Interactive and IMS. Since the closing of the reverse acquisition, we and our parent corporation have paid compensation to our Chief Executive Officer's salary. Between the date of the reverse acquisition and December 1999, we paid our Chief Financial Officer's compensation. Since January 2000, his compensation has been paid by our parent corporation, and a portion (approximately 80%) of such compensation has been charged to us. We have not paid or expensed any compensation to our Chief Technical Officer to date. United Interactive always has paid our Chief Technical Officer's compensation. Those three officers (collectively, the "Named Executive Officers") are our only executives who receive annual compensation and bonus of $100,000 or more.

The following table sets forth compensation awarded to, earned by or paid to the Named Executive Officers during the three years ended December 31, 1999. We have not paid any compensation that would qualify as payouts pursuant to long-term incentive plans ("LTIP Payouts"), or "All Other Compensation" and we did not issue any SARs during such period of time.

                           Summary Compensation Table

                                                                                           Long Term Compensation
                                                    Annual Compensation                            Awards
                                           --------------------------------------------   --------------------------
                                                                                          Restricted     Securities
     Name and Principal                                                 Other Annual        Stock        Underlying
         Position              Year        Salary ($)    Bonus ($)     Compensation ($)    Awards ($)    Options (#)
--------------------------     ----        ----------    ---------     ----------------   -----------    -----------
William R. Becker, CEO         1999       $369,313 (1)      --                --               --             --
                               1998       $381,084 (2)
                               1997       $148,806
Matthew Cohen, CFO             1999        $36,462 (3)      --                --               --             --
Peter Tamayo, CTO              1999             -- (4)      --                --               --             --
                               1998             -- (4)
                               1997             -- (4)

----------
(1) Does not include $83,353 of equity distributions which we made, and $52,289 of distributions made by affiliated entities directly to Mr. Becker or his wife, or which Mr. Becker may be deemed to have received by reason of his direct and indirect ownership interest in our parent corporation, United Interactive and/or IMS.

(2) Does not include $1,136,629 of distributions which we made directly to Mr. Becker or his wife, or which Mr. Becker may be deemed to have received by reason of his direct and indirect ownership interest in United Interactive and/or IMS.

(3) Does not include part-time compensation of $25,000 from February 1999 - September 13, 1999, the date of commencement of Mr. Cohen's employment. Annual compensation of $120,000 is paid to Mr. Cohen by our parent company and 80% thereof is allocated to us.

(4) United Interactive paid Mr. Tamayo's annual compensation of $104,000 in 1997, 1998 and 1999..

                      Option/SAR Grants In Last Fiscal Year

We did not grant any options or SARs to any of the Named Executives during 1999.

               Aggregated Option/Sar Exercises In Last Fiscal Year
                      And Fiscal Year-End Option/SAR Values

None of the Named Executive Officers exercised any options in 1999.

Compensation Of Directors

The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.

Employment Contracts, Termination Of Employment And Change In Control
Arrangements

In April 1998, we entered into a five year employment agreement with Mr. Becker which, as amended, obligates us

      o     to pay Mr. Becker a base salary of $250,000 per year,

      o to increase his base salary at a rate which is not less than 10% per year.

      o to pay him 5% of all gross revenues which we receive from parties who are not affiliated with our parent corporation and

      o     to provide him or his designee with a $1,000,000 life insurance.

In the event that we have insufficient funds to meet our payment obligation to Mr. Becker, the agreement provides for accrual of all unpaid amounts until we can pay what we owe to him

The agreement is automatically renewable for additional one year periods, unless either party gives notice of its non-renewal not later than 30 days prior to the end of the then current term or renewal term.

Messrs. Becker and Cohen also have entered into employment agreements with our parent corporation, pursuant to which Mr. Becker receives an annual salary of $250,000 and Mr. Cohen receives an annual salary of $120,000, 80% of which is charged to us. We do not have any other employment agreements, termination of employment or change of control agreements with any of the Named Executive Officers.

Stock Option Plan

We have a qualified stock option plan, the JoinUsOnline.com, Inc. Stock Option Plan. The purpose of the Option Plan is to increase our employees' and non-employee directors' proprietary interests in our company and to align more closely their interests with the interests of our stockholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

Options granted under the Option Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). Any Incentive Option granted under the Option Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Compensation Committee of the Board, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Compensation Committee

The per share exercise price of shares granted under the Option Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Option Plan. The persons who serve as our officers, directors, key employees and consultants, or as officers, directors, key employees and consultants of our subsidiaries will be eligible to receive Non-Qualified Options under the Option Plan. Only persons who serve as our, or our subsidiaries' officers, directors and employees are eligible to receive Incentive Options.

We have reserved an aggregate of 18,000,000 shares of common stock for issuance pursuant to options granted under the Option Plan. We have not yet granted any options under the Option Plan. The Board of Directors or the Board's Compensation Committee will administer the Option Plan including, without limitation, the selection of the persons who will be granted Options under the Option Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Option Plan Option price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William R. Becker, our Chairman, Chief Executive and a controlling stockholder, is the owner of a travel service business with which we conduct business. We do not pay any fees or other compensation to such travel service. All compensation earned by the travel service is paid by the various airlines and other travel service providers at standard industry rates. Total amounts paid to the travel service amounted to $18,800 and $16,932 for the years 1998 and 1999 and $6,575 and $29,414 for the six months ended June 30, 1999 and 2000, respectively.

In January 2000, we entered into portal technology and software agreements, and we also entered into portal marketing agreements, with each of IMS, United Interactive and Express Financial. Pursuant to the portal technology agreements, we have agreed to provide each of those affiliates with a customized Web portal at a cost to each of them of $66,667 per month. Each of those agreements is terminable on 90 days notice. During the six months ended June 30, 2000, the total amount payable to use under the three portal technology agreements was $1,200,000. Inasmuch as our affiliates have not sustained sufficient operating revenues to make such payments to us, our parent advanced such fee payments to us in their behalf. Pursuant to the portal marketing agreements, we have agreed to market the product and service offerings of our affiliates through our JoinUsOnline.com Web portals. Each of those affiliates will pay to us, pursuant to those agreements, fees based upon the revenues they derive from our marketing efforts. We did not receive any of such fees during the six months ended June 30, 2000.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth the holdings of our common stock as of the date of this prospectus by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (2) each of our directors and named executive officers; and (3) all directors and executive officers as a group. All of the holders of common stock are entitled to one vote per share.

                                               Number of Shares         Percent
 Name and Address of Beneficial Owner (1)    Beneficially Owned (2)    Owned (3)
 ----------------------------------------    ----------------------    ---------

Interactive  Technologies.com,  Ltd. ........    8,000,000 (4)           80.0%
William R.  Becker ..........................    1,888,667 (5)           18.9%
Matthew  Cohen ..............................            0                  0%
Peter Tamayo. ...............................            0                  0%
Lawrence  J. Brady (6) ......................            0                  0%
Larry Pressler  (7) .........................            0                  0%
All Directors and Executive Officers
As a Group (5 Persons) ......................   10,000,000 (8)           98.9%

----------
(1) Except as otherwise noted, the address of each of the persons listed below is 110 East Atlantic Avenue, Suite 400, Delray Beach, Florida 33444.

(2)   Includes shares actually and beneficially owned.

(3)   Based upon 10,000,000 shares outstanding on the date of this prospectus.

(4) Mr. Becker is the Chairman and Chief Executive Officer of, and he controls, directly and indirectly, more than 50% of the outstanding common stock of, Interactive Technologies.com, Ltd. Therefore, he is deemed to possess the power to control the disposition of, and to vote, all of these shares.

(5) Includes (a) 220,000 shares which Mr. Becker owns directly; (b) 666,667 shares which Mr. Becker owns jointly with his wife, Joni; and (c) 1,000,000 shares held by Mrs. Becker as Trustee of the William R. Becker Irrevocable Family Trust. Does not include 113,333 shares held by Mrs. Becker, as to which Mr. Becker disclaims beneficial ownership.

(6) The address of Mr. Brady is 480 South Orange Grove Blvd #16 Pasadena, Ca 91105.

(7) The address of Mr. Pressler is 1666 K Street, N.W., Washington, D.C. 20006-2803.

(8) Include the shares which Mr. Becker is deemed to control pursuant to note 4 above. Does not include the shares excluded from the percentage ownership calculations made with respect to Mr. Becker pursuant to note 5 above.

                            DESCRIPTION OF SECURITIES

The following summary description of our capital stock is not intended to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, copies of each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

The shares of common stock:

      o have equal rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;

      o are entitled to share ratably, subject to the rights of the holders of any securities which are senior to, or which have preferences greater than the common stock, in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

      o are not subject to preemptive, subscription or conversion rights;

      o have no redemption or sinking fund provisions applicable thereto; and

      o are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders.

All of the 10,000,000 shares of common stock now outstanding are fully paid and non-assessable.

Inasmuch as our common stock does not have cumulative voting rights, the holders of more than 50% of the outstanding shares can elect all of the directors, if they choose to do so, in which event the holders of the remaining shares cannot elect any directors. Accordingly, inasmuch as our current officers, directors and a control person or persons own more than 98% of the outstanding shares, they will continue to be able to elect all of the directors.

We have paid no cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, our financial needs, and other pertinent factors.

Our Transfer Agent is Our Transfer Agent is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

We intend to apply for listing of our common stock on the Nasdaq National Market under the symbol "JUOL."

We intend to furnish our stockholders with annual reports of our operations, containing audited financial statements and with additional information concerning our business and affairs whenever deemed appropriate by our Board of Directors.

Preferred Stock

Pursuant to our certificate of incorporation, we are authorized to issue up to 10,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, in certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of the common stock.

Currently, there are no shares of preferred stock outstanding.

Outstanding Options

In June 2000 we entered into a written agreement which codified the terms of an understanding that we first made in February 1999 regarding the compensation that Boru Enterprises, Inc. ("Boru") would be entitled to receive for making the introductions which resulted in the reverse acquisition of our parent corporation by our affiliated companies and us. In accordance with that agreement, we agreed to compensate Boru by issuing to it an option (the "Boru Option") to purchase a block of unregistered, restricted shares of our common stock equal to 4.95% of the total number of such shares outstanding immediately prior to the consummation of the reverse acquisition at a total exercise price equal to $495,000. As a result of the forward split of our outstanding common stock from 1,500 shares to 10,000,000 shares, the number of shares issuable under the Boru option has increased from 74.25 shares to 495,000 shares. That increase in the number of shares has resulted in a reduction in the exercise price per share payable under the Boru Option from $6,666.66 per share to $1.00 per share.

Registration Rights

The Representative's warrant confers certain registration rights upon the holders thereof. See "Underwriting."

                    DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

      o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

      o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

      o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

      o for any breach of a director's duty of loyalty to the corporation or its stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

      o for any transaction from which a director derived an improper personal benefit.

Our Certificate of Incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our By-Laws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this offering, we have [     ] shares of common stock
outstanding, none of which is freely tradable without restriction or further
registration. Of that amount, [     ] shares would be deemed "restricted
securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold in the absence of registration unless an exemption from registration is available, including the exemption contained in Rule 144.
[     ]of the presently outstanding restricted securities shall become eligible
for resale under Rule 144 on or before [     ], and [     ] of such securities
will become eligible for resale under Rule 144 on various dates falling between
[     ] and [     ].

In general, under Rule 144, a stockholder who has beneficially owned shares of common stock for at least one year is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a stockholder who is not deemed to be an "affiliate" and who has beneficially owned shares of common stock for at least two years is entitled to sell those shares at any time under Rule 144(k) without regard to the limitations described above.

We are unable to estimate the number of shares that may be sold in the future by existing holders of shares of our common stock or holders of options or warrants or convertible securities that are outstanding or the effect, if any, that sales of shares of common stock by these persons will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by these persons could adversely affect the then prevailing market prices of the common stock and warrants.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below
have, severally and not jointly, agreed through [     ], as the representative
of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares of common stock set forth opposite their respective names:

       Underwriters                                  Number of shares
       ------------                                  ----------------

     [            ]

         Total                                        [           ]

The underwriting agreement provides that the obligations of the several underwriters under that agreement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the shares offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer all or part of the shares offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer shares to certain dealers at a price that represents a concession of not more than $.[ ] per share, and that the underwriters may allow, and these dealers may reallow, a concession of not more than $.[ ] per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

We have granted to the underwriters an option, exercisable within 30 days after the effective date of the registration statement of which this prospectus is a
part, to purchase up to an additional [     ] shares at the same price per share
as the initial [     ] shares to be purchased by the underwriters. The
underwriters may exercise this option only to cover over-allotments, if any. To the extent the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase the same
percentage of the additional shares as the percentage of the initial [     ]
shares to be purchased by that underwriter.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.

We have agreed to pay the representatives of the underwriters a non-accountable
expense allowance equal to [    ]% of the gross proceeds of this offering, of
which $[    ] has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representatives may designate, including fees and expenses of counsel retained for such purposes by the representatives and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

We have agreed to issue to the representative of the underwriters, for a total
of $[     ], warrants to purchase an aggregate of [   ],000 shares exercisable
for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to
[   ]% of the initial public offering price of the shares. The representatives'
warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representatives' warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations. The representatives' warrants contain certain registration rights relating to the [ ],000 shares issuable thereunder. For the life of the representatives' warrants, the representatives will have the opportunity to profit from a rise in the market price for the [ ],000 shares. The holders of the representatives' warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of shares issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of shares. The representatives' warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

We have also granted to the representatives of the underwriters the right, for a period of five years from the closing of this offering, to nominate a designee of the representatives for election to our board of directors. The representatives have not yet exercised their right to designate this person. If the representatives elect not to exercise this right, then the representatives may designate one person to attend meetings of our board of directors.

Our officers, directors and present stockholders have agreed that, for a period of [ ] days after the completion of this offering, without the prior written consent of the representative of the underwriters, none of us will sell or otherwise dispose of any of our respective equity securities or securities convertible into our equity securities, directly or indirectly, except for the sale of ordinary shares to the underwriters under the terms of the underwriting agreement.

The representative of the underwriters has informed us that the underwriters do not expect any sales of the shares offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representative of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that any of such securities will trade in the public market subsequent to this offering at or above the initial public offering price, or at all.

The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

                                  LEGAL MATTERS

Hall Dickler Kent Goldstein & Wood, LLP, New York, New York, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Certain legal matters relating to this offering will be passed upon
for the underwriters by [              ], [                ].

                                     EXPERTS

Grant Thornton LLP, independent auditors, have audited our financial statements for the years ended December 31, 1998 and 1999, as set forth in their report, which is included in this prospectus. Our financial statements are included in this prospectus in reliance on their report, given their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning the company and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York New York 10048. Copies of all or any part of those documents may be obtained from the SEC's office after payment of the SEC's prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

We intend to provide our stockholders with annual reports containing financial statements by an independent public accounting firm and will make available to stockholders quarterly reports containing unaudited financial data for the first three quarters of each year. On the effective date of the registration statement of which this prospectus forms a part, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will thereupon be required to file periodic reports, proxy statements and other information with the SEC.

                             JoinUsOnline.com, Inc.

                          Index to Financial Statements

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants.......................    F-2

Balance Sheets at December 31, 1998
     and 1999 and at June 30, 2000 (unaudited)...........................    F-3

Statements of Operations for the two
     years ended December 31, 1999 and for the six
     months ended June 30, 1999 and 2000 (unaudited).....................    F-

Statement of Stockholders' Equity (Deficit) for the two years ended
     December 31, 1999 and for the six months ended June 30, 1999
     and 2000 (unaudited)................................................    F-

Statements of Cash Flows for the two years
     ended December 31, 1999 and for the six
     months ended June 30, 1999 and 2000 (unaudited).....................    F-

Notes to Financial Statements............................................    F-

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
JoinUsOnline.Com, Inc.

We have audited the accompanying balance sheets of JoinUsOnline.Com, Inc. (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As disclosed in note B to the accompanying financial statements, the Company, on February 26, 1999, became a 80% owned subsidiary of Interactive Technologies.com, Ltd. Prior to this date the Company was affiliated with other companies (now subsidiaries of Interactive Technologies.com, Ltd.) under common ownership and there were extensive transactions among them. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Miami, Florida
February 5, 2000 (except for Notes A and M, as to which the dates are April 3 and August 17, 2000, respectively)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                                 BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                  ----------------------     June 30,
                                                                     1998         1999         2000
                                                                  ---------    ---------    ---------
                                                                                            (Unaudited)
Current assets
    Cash and cash equivalents                                     $  17,185    $  42,919    $      --
    Prepaid expenses and other current assets                                                  99,440
    Related party receivable                                             --           --       19,552
    Due from affiliates (Note E)                                    418,640           --      111,923
                                                                  ---------    ---------    ---------

              Total current assets                                  435,825       42,919      230,915

Property and equipment, net (Note D)                                 24,426       51,489       73,749
                                                                  ---------    ---------    ---------

              Total assets                                        $ 460,250    $  94,408    $ 304,664
                                                                  =========    =========    =========

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
    Accounts payable and accrued expenses                         $  33,709    $  80,139    $  48,283
    Due to affiliates (Note E)                                           --       27,309           --
    Deferred revenue (Note B)                                       507,484      233,768       21,981
                                                                  ---------    ---------    ---------

              Total current liabilities                             541,193      341,216       70,264

Commitments (Note J)                                                     --           --           --

Stockholders' deficit
    Preferred stock - $.001 par value, 10,000,000
      Shares authorized; none issued                                     --           --           --
    Common stock - $.001 par value, 40,000,000
      shares authorized, 10,000,000 issued and
      outstanding (at December 31, 1998 and 1999
       and June 30, 2000)                                            10,000       10,000       10,000
Additional paid-in capital                                               --           --      250,000
Accumulated (deficit) earnings                                      (90,943)    (256,808)      82,112
                                                                  ---------    ---------    ---------

              Total stockholders' (deficit) equity                  (80,943)    (246,808)     234,400
                                                                  ---------    ---------    ---------

              Total liabilities and stockholders'
                (deficit) equity                                  $ 460,250    $  94,408    $ 304,664
                                                                  =========    =========    =========

The accompanying notes are an integral part of these statements.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                            STATEMENTS OF OPERATIONS

                                                                                Six Months Ended
                                              Years Ended December 31,              June 30,
                                           ---------------------------    ---------------------------
                                               1998           1999            1999           2000
                                           ------------   ------------    ------------   ------------
                                                                           (Unaudited)    (Unaudited)
Revenues
    Benefit and Services                   $  3,274,055   $  2,011,257    $  1,240,434   $    404,911
    Portal Fees from affiliates (Note B)             --             --              --      1,200,000
                                           ------------   ------------    ------------   ------------
                                              3,274,055      2,011,257       1,240,434      1,604,911

Operating expenses
    Selling expenses                            271,608        527,924           7,835         38,387
    General and administrative costs          1,192,790      1,565,845         883,354        933,332
    Other                                            --             --              --        250,000
                                           ------------   ------------    ------------   ------------
               Total operating expenses       1,464,398      2,093,769         891,189      1,221,719
                                           ------------   ------------    ------------   ------------

Income before provision for
  income taxes                                1,809,657        (82,512)        349,245        383,192

Provision for income taxes (Note E)                  --             --          90,470        151,984
                                           ------------   ------------    ------------   ------------

               Net earnings (loss)         $  1,809,657   $    (82,512)   $    258,775   $    231,208
                                           ============   ============    ============   ============

Earnings (loss) per common share - basic   $        .18   $       (.01)   $        .03   $        .02
                                           ============   ============    ============   ============

Pro Forma Financial Information
  (unaudited)

Pro forma earnings before provision
  for income taxes                            1,809,657        (82,512)        349,245        231,208
                                           ------------   ------------    ------------   ------------

    Pro forma provision for income
      taxes:                                    691,356             --         135,706             --
                                           ------------   ------------    ------------   ------------

Pro forma net earnings                     $  1,118,301   $    (82,512)   $    213,539   $    231,208
                                           ============   ============    ============   ============

Basic pro forma earnings per
  common share                             $        .11   $       (.01)   $        .02   $        .02
                                           ============   ============    ============   ============

Weighted-average number of
  common shares
    Outstanding                              10,000,000     10,000,000      10,000,000     10,000,000
                                           ============   ============    ============   ============

The accompanying notes are an integral part of these statements.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                   STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

                    Two Years Ended December 31, 1999 and the
                   Six Months Ended June 30, 2000 (Unaudited)

                                             Common Stock          Additional   Accumulated
                                       -------------------------     Paid-in     (Deficit)
                                          Shares        Amount       Capital       Equity          Total
                                       -----------   -----------   -----------   -----------    -----------
Balance at December 31, 1997            10,000,000   $    10,000   $        --   $  (763,971)   $  (753,971)

Net earnings for the year ended
  December 31, 1998                             --            --            --     1,809,657      1,809,657

Distributions                                   --            --            --    (1,136,629)    (1,136,629)
                                       -----------   -----------   -----------   -----------    -----------

Balance at December 31, 1998            10,000,000        10,000            --       (90,943)       (80,943)

Net earnings for the year ended
  December 31, 1999                             --            --            --       (82,512)       (82,512)

Distributions                                   --            --            --       (83,353)       (83,353)
                                       -----------   -----------                 -----------    -----------

Balance at December 31, 1999            10,000,000        10,000            --      (256,808)      (246,808)

Fair value of options to
   Non-employees                                --            --       250,000            --        250,000

Net earnings for the six months
  ended June 30, 2000 (unaudited)               --            --            --       231,208        231,208
                                       -----------   -----------   -----------   -----------    -----------

Balance at June 30, 2000 (unaudited)   $10,000,000   $    10,000   $   250,000   $   (25,600)   $   234,400
                                       ===========   ===========   ===========   ===========    ===========

The accompanying notes are an integral part of these statements.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                            STATEMENTS OF CASH FLOWS

                                                                                   Six Months Ended
                                                   Years Ended December 31,             June 30,
                                                 --------------------------    --------------------------
                                                     1998           1999           1999           2000
                                                 -----------    -----------    -----------    -----------
                                                                               (Unaudited)    (Unaudited)
Cash flows from operating activities:
    Net earnings                                 $ 1,809,657    $   (82,512)   $   258,775    $   231,208
    Adjustments to reconcile net earnings
      to net cash provided by operating
      activities:
       Depreciation                                   23,590          9,396          3,846         10,569
    Changes in operating assets and
      liabilities:
       (Increase) decrease in assets:
          Due from/to affiliate                     (580,224)       445,949        (17,257)       110,767
          Related party receivable                        --             --             --        (19,551)
          Prepaid and other current assets                --             --             --        (99,440)
       (Decrease) increase in liabilities:
          Accounts payable and
            accrued expenses                          30,721         46,430         80,706        (31,856)
          Deferred revenue                          (151,441)      (273,716)      (278,027)      (211,787)
                                                 -----------    -----------    -----------    -----------
              Net cash provided by
                (used in) operating activities     1,132,303        145,547         48,043        (10,090)

Cash flows from investing activities:
    Purchase of furniture, fixtures
      and equipment                                  (10,245)       (36,460)        (2,729)       (32,830)
                                                 -----------    -----------    -----------    -----------
              Net cash used in
                investing activities                 (10,245)       (36,460)        (2,729)       (32,830)

Cash flows from financing activities:
    Distributions to shareholder                  (1,136,629)       (83,353)       (41,677)            --
                                                 -----------    -----------    -----------    -----------
              Net cash used in
               financing activities               (1,136,629)       (83,353)       (41,677)            --
                                                 -----------    -----------    -----------    -----------

Net change in cash and cash
  equivalents                                        (14,571)        25,734          3,637        (42,920)

Cash and cash equivalents -
  beginning of year                                   31,756         17,185         17,185         42,920
                                                 -----------    -----------    -----------    -----------

Cash and cash equivalents -
  end of year                                    $    17,185    $    42,919    $    20,822    $        --
                                                 ===========    ===========    ===========    ===========

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                      STATEMENTS OF CASH FLOWS - CONTINUED

                                                                                                    Six Months Ended
                                                             Years Ended December 31,                   June 30,
                                                          ------------------------------     ------------------------------
                                                               1998             1999              1999             2000
                                                          -------------    -------------     -------------    -------------
                                                                                              (Unaudited)      (Unaudited)
Supplemental disclosures of cash flow information:
    Interest paid during the period                       $          --    $          --     $          --    $          --
                                                          =============    =============     =============    =============
    Taxes paid during the period                          $          --    $          --     $          --    $      23,000
                                                          =============    =============     =============    =============

The accompanying notes are an integral part of these statements.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                          NOTES TO FINANCIAL STATEMENTS

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE A - NATURE OF BUSINESS

JoinUsOnline.com, Inc., which changed its name from Ubuy.com on April 3, 2000 ("the Company"), offers an ever-expanding portfolio of benefits and services that provide privileged access to goods and services to companies, businesses, fund raising organizations, large associations, affinity groups, their members and customers via the Internet. Benefit and service programs offered include home shopping, travel, automobile, dining, health, discount coupon investment, and other lifestyle enhancement programs. The Company packages the benefits and services provided principally by third party providers. An employee or member of any of the companies or organizations with whom the Company has agreements can obtain the various benefits, goods and services offered by the Company either by entering his user name and password at the Company's web site located at www.joinusonline.com, or by clicking on the "JoinUsOnline" button located at his organization's web site.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      The operations of the Company include the activities formerly conducted by the Company and two related entities under common control: Tribeck Enterprises, Inc. and Benefit Services of America, Inc. whose operations were assumed by the Company on February 26, 1999. The financial statements prior to that date are presented on a combined basis.

      Also on February 26, 1999, an 80% interest in the Company and two other entities operating under common control, were acquired by Interactive Technologies.com, Ltd. (the Parent). The Company has shared facilities and incurs common costs and expenses with the affiliated entities under common control.

      The accompanying financial statements are prepared as if the Company had existed as a separate corporation for all periods presented and include the historical assets, liabilities, revenue and expenses that were specifically identifiable to the Company as well as items that were allocable using methods which took into consideration personnel, payroll cost, square footage or other factors. The preparation of the financial statements required management to make estimates and assumptions regarding amounts allocated to the Company. It is management's opinion that the estimates and assumptions are reasonable, however actual results could differ from the estimates.

                                                                     (continued)

The accompanying notes are an integral part of these statements.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Interim Financial Information

      The financial statements at June 30, 2000 and for the six months periods ended June 30, 1999 and 2000 are unaudited and are prepared on the same basis as the audited financial statements included herein. In the opinion of management, such interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results to be expected for the full year or any other interim period.

      Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the following estimated useful lives:

                       Furniture and fixtures                 5 yrs
                       Office equipment                       3 yrs

      Revenues

      The Company packages a variety of program benefits from various service providers for its clients. The revenue received will generally be based upon the number and types of services which are included in the program. The majority of the Company's revenue is derived from monthly fees paid by client entities based upon the number of participants. The Company received payment from its major customer 90 days in advance of services provided through December 31, 1999 at which time the pay in advance provision of the agreement terminated. The amount received was deferred and recognized over a 90 day period. The Company also defers payments 30 days in advance of the services provided to other customers which are recognized as services are rendered.

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      The Company's affiliate United Interactive Technologies, Inc. ("UIT") developed Internet portals for customers of the Company and affiliated entities. The proprietary portal internet technology was contributed to the Company at no charge as UIT did not maintain contemporaneous time records to measure the development cost of this software. Effective January 1, 2000 the portals became operational and the Company assumed the obligation to maintain them for three affiliated entities: Express Financial Corp., Integrated Merchant Services, Inc., and UIT. The Company charges its affiliated entities $66,667 monthly to provide its customized portals for use by them. The agreements are cancelable upon ninety (90) day notice. Total customized portal use fee revenue for the six months ended June 30, 2000 amounted to $1,200,000.

      Interactive Technologies.com, Ltd. is a holding company whose operations consist of investments in operating subsidiaries. The operating revenues of these subsidiaries are not presently sufficient to sustain the payment of customized portal software use fees charged to the affiliates. Interactive Technologies.com, Ltd. has had to rely on contributed capital as a source of funding the obligation of these subsidiaries. Therefore, there is no assurance that Interactive Technologies.com, Inc. can continue to fund these subsidiaries (see Note E).

      Barter Transactions

      The Company intends to enter into a 50/50 joint venture with International Trade Exchange (ITEX) to provide a customized on-line Internet barter portal. ITEX has agreed to pay the Company 2,000,000 trade dollars (TD) to develop a portal to be customized for the joint venture. Additionally, ITEX has agreed to pay the Company 8,000,000 TDs over 48 months commencing March 15, 2001 to provide a portal to the joint venture through which it can gain access to the Company's customers.

      ITEX is the manager of an exchange, which provides a clearing-house for the goods and services traded by its clients. The clients of ITEX agree to sell goods and services for TDs at the same price as for cash.

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Barter Transactions - Continued

      At June 30, 2000, the Company had completed the development of the portal for which it was paid 2,000,000 TD. As of June 30, 2000, the Company has entered into transactions utilizing 197,000 TD of which 5,400 TD (having a fair value of $5,400) have been recognized as revenue and expense to date. The Company does not recognize the TD as revenue when received, but recognizes as revenue and expense the fair value of the TD as the goods or services contracted for are utilized.

      Income Taxes

      Income taxes on net earnings of the Company were payable personally by the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code. The Company terminated its S Corporation Status on February 26, 1999, effective with the acquisition of 80% of the Company by the Parent. Accordingly, no provision for taxes has been provided through February 26, 1999 (see Note E).

      The Parent company intends to file a consolidated Federal income tax return. The Company's income tax liability has been computed as though the Company were filing a separate income tax return. Accordingly, the computed income tax liability at June 30, 2000 of $243,225 is payable to the Parent Company whether or not the Parent company has an income tax liability.

      Effective February 27, 1999, the Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income taxes assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against deferred tax assets which are not more likely than not to be realized.

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Use of Estimates in Financial Statements

      In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Shared Services

      Certain expenses incurred by the Parent and other affiliated companies consisting of administrative support, operational and financial management and other general infrastructure related items have been charged to the Company. Total amounts charged to the Company for shared services were $163,441 and $297,381 in 1998 and 1999 and $55,589 and $60,539 for the six
      months ended June 30, 1999 and 2000, respectively. The expense sharing methodologies took into account personnel, payroll cost, square footage or other factors. Although the Company believes the allocation methods and cost for these services to be reasonable, these costs may not be indicative of the costs that would have been incurred if the Company had been an independent entity and contracted for the services from an independent third party.

      Advertising Costs

      Advertising costs are expensed as incurred and are included in selling expenses. Total advertising costs amounted to $1,406 and $171,322 in the years 1998 and 1999 and $29,426 and $37,233 for the six months ended June 30, 1999 and 2000, respectively.

      Earnings Per Share

      Basic earnings per share equals net earnings divided by the weighted average shares outstanding during the year. The Company has no potential dilutive securities and therefore diluted earnings per share are not presented.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE C - REGISTRATION OF SECURITES

      The Company is contemplating the filing of a Registration Statement on Form SB-2 in connection with the registration under the Securities Act of 1933 to issue a yet undetermined number of shares of common stock in an initial public offering. The costs in connection with this registration statement will be offset against the proceeds of such offering or charged to operations if the offering does not occur.

NOTE D - PROPERTY AND EQUIPMENT

      Property and equipment as of December 31, 1998, 1999 and as of June 30, 2000 consist of:

                                              December 31,
                                         ----------------------      June 30,
                                           1998           1999         2000
                                         -------        -------      -------
                                                                    (Unaudited)

       Furniture and fixtures            $12,952        $24,898      $57,444
       Office equipment                   15,357         39,880       40,164
                                         -------        -------      -------
                                          28,309         64,778       97,608
       Less accumulated
         depreciation                      3,883         13,289       23,859
                                         -------        -------      -------

                                         $24,426        $51,489      $73,749
                                         =======        =======      =======

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE E - DUE FROM/TO AFFILIATES

      Due from/to affiliates represents the net balances of intercompany transactions between the Company and affiliated entities. In addition, except for portal use fees, the intercompany transactions principally result from income tax allocations and shared services discussed in Note B and G to the financial statements. The amounts due from each affiliate at December 31, 1998, 1999 and as of June 30, 2000 are as follows:

                                                 December 31,
                                           ----------------------      June 30,
                                              1998         1999          2000
                                           ---------    ---------     ---------
                                                                     (Unaudited)
United Interactive
  Technologies, Inc.                       $ 371,147    $ 485,680     $      --
Integrated Merchant
  Services, Inc.                              42,563       67,965            --
GKB Software, Inc.                                --           --        24,000
Express Financial Corp.                           --           --       176,172
Interactive Sales.net, Ltd.                       --           --         9,463
Interactive Technologies.com, Ltd.
  (Parent)                                     4,930     (580,954)      (97,712)
                                           ---------    ---------     ---------

         Total                             $ 418,640    $ (27,309)    $ 111,923
                                           =========    =========     =========

      Interactive Technologies.com, Ltd. advanced funds to the Company on behalf of United Interactive Technologies, Inc; Integrated Merchant Services and Express Financial Corp. in payment of amounts due the Company. These advances were required during the six months ended June 30, 2000 to enable the payment to the Company of intercompany charges including the customized portal use fees charged to the affiliates.

NOTE F - INCOME TAXES

      The Parent company intends to file a consolidated Federal income tax return. The Company's income tax liability has been computed as though the Company were filing a separate income tax return. Accordingly, the computed income tax liability at June 30, 2000 of $151,984 is payable to the Parent Company whether or not the Parent company has an income tax liability.

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

      NOTE F - INCOME TAXES - Continued

      Income tax expense consist of the following:

                                              December 31,
                                      -------------------------       June 30,
                                         1998            1999           2000
                                      ----------      ---------      ---------
                                                                    (Unaudited)
        Current
            Federal                   $       --      $      --      $ 210,343
            State                             --             --         35,715
                                      ----------      ---------      ---------
                                              --             --        246,059
        Deferred                              --             --        (94,075)
                                      ----------      ---------      ---------

                 Total                $       --      $      --      $ 151,984
                                      ==========      =========      =========

      As discussed in Note B, the Company terminated its S Corporation Status effective February 26, 1999. There was no tax expense from February 27, 1999 through December 31, 1999 since the Company had an operating loss. The tax benefit associated with the expense for the stock option (Note L) for the six months ended June 30, 2000 would reduce the computed tax payable for the Parent Company. Therefore there are no deferred tax assets or liabilities at December 31, 1999 and June 30, 2000.

      The following table summarizes the differences between the Company's effective tax rate and the statutory federal rate as follows:

                                                    December 31,
                                                  ---------------     June 30,
                                                  1998       1999       2000
                                                  ----       ----       ----
                                                                     (Unaudited)

       Statutory federal rate                       --         --       34.0%
       State income taxes                           --         --        3.2
       Travel and entertainment                     --         --        2.4
                                                  ----       ----       ----

       Effective tax rate                           --         --       39.6%
                                                  ====       ====       ====

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE G - SIGNIFICANT CONCENTRATION

      In 1999, three of the Company's customers were responsible for 86% of the Company's revenues. In 1998, three customers accounted for 91% of the Company's revenues. One customer accounted for 52% of the Company's benefits and services revenue for the six months ended June 30, 2000. Approximately 75% of the Company's revenue for the six months ended June 30, 2000 was from portal use fees charged to affiliated companies. The Company has a contract with each major customer for benefits and services which includes an automatic annual renewal provision.

NOTE H - COMMITMENTS

      Operating Leases

      During 1999 and 1998 the Company leased its office space under operating lease agreements extending through December 31, 1999. The office facility was shared with the Parent company and other affiliates. The Companies allocable portion (based on square footage) of rent expense for 1999 and 1998 amounted to $41,015 and $ 16,502 respectively.

      On August 1, 1999 the Parent entered into a noncancellable lease agreement for office space that expires July 31, 2009. The Company occupies 70% of the office and therefore 70% of rental cost, will be allocated by the Parent to the Company.

      The following is a schedule by years of the approximate future minimum rental payments allocable to the Company that will be paid to the Parent:

                 2000                               $    97,374
                 2001                                   120,448
                 2002                                   124,654
                 2003                                   127,763
                 2004                                   131,596
                 Thereafter                             654,955
                                                    -----------

                                                    $ 1,256,790
                                                    ===========

                                                                     (continued)

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE H - COMMITMENTS - Continued

      Employment Agreements

      The Company has entered into employment agreements with key senior employees commencing July 1, 2000 providing for aggregate annual compensation of $381,000 plus bonuses.

      Commencing July 1, 2000, the Company intends to pay bonuses to its employees aggregating 2.25% of revenue generated from outside third parties subject to certain ceiling limitations.

            The company has a five employment agreement with President of the Company dated April 1, 1998 that requires the payment of a base salary of $250,000 plus 5% of gross revenues (defined as gross revenue from outside third parties). Compensation to the President included in the statement of operations is as follows:

                1998                                      $  381,084
                1999                                         369,313
                Six months ended June 30, 1999               193,272
                Six months ended June 30, 2000               193,000

      Included in the President's compensation for the six months ended June 30, 2000 is $47,754 attributed to the 2,000,000 TD transaction.

NOTE I - RELATED PARTY TRANSACTIONS

      The Company coordinates it travel arrangements through a company owned by the majority shareholder. Total amounts paid to this company amounted to $18,800 and $16,932 for the years 1998 and 1999 and $6,575 and $29,414 for the six months ended June 30, 1999 and 2000, respectively.

      The Company's customer contacts are used by the Parent and its subsidiaries to offer their services to these customers. No fees have been paid to the Company for the use of the customer list.

      Refer to all other notes to the financial statements for the description of other significant related party transactions.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE J- LONG-TERM INCENTIVE PLAN

      On August 16, 2000, the Company adopted a Long-Term Incentive Plan for the benefit of employees. Under the plan, the Board of Directors of the Company (through a committee) can award a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock to key employees and other persons who contribute materially to the success and profitability of the Company. The exercise price of each share subject to an Incentive Stock Option shall not be less than the fair market value of the Company's stock on the Incentive Stock Option's date of grant.

      Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time. The aggregate fair market value (determined on grant date) with respect to which any Incentive Stock Options may become exercisable by any individual for the first time in any calendar year shall not exceed $ 100,000. No options have been granted under this plan.

      The Parent Company has a similar stock option plan. Under this plan, the parent granted 2,695,000 options to employees of the Company at an exercise price of $1.50 which equaled the fair market value of the stock on the date of grant.

NOTE K - PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

      Pro forma provision for income taxes differs from the amount of pro forma income tax determined by applying the applicable federal statutory rates primarily because of the effect of state income taxes.

NOTE L - STOCK OPTION

      On June 7, 2000, the company granted Boru Enterprises, Inc. (Boru) an option to purchase 495,000 shares of common stock at an exercise price of $1.00 per share. The option was granted to compensate Boru for locating a suitable company (i.e. the Parent Company) for a reverse acquisition. The fair value of the option at the date of grant was $250,000. The fair value of the grant was estimated at the date of grant using the binomial option-pricing model with the following weighted average assumptions: expected volatility of 101.68 percent, risk-free interest rate of 6.00%, dividend yield of 0.0 percent and an expected holding period of five years. The Company has no market for its common stock, and therefore the Parent Company's stock price and volatility factors were used to value this option.

                             JoinUsOnline.Com, Inc.
              (a subsidiary of Interactive Technologies.com, Ltd.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                  Two Years Ended December 31, 1999 and for the
                     Six Months Ended June 30, 1999 and 2000
                  (Information Relating to the Six Months Ended
                      June 30, 1999 and 2000 is Unaudited)

NOTE M -SUBSEQUENT EVENT

      On August 17, 2000, the Company increased its authorized capital to 50,000,000 shares consisting of 40,000,000 shares of $.001 par value common stock and 10,000,000 shares that may be issued in various series or classes of $.001 par value preferred stock carrying different rights and privileges. Prior to August 17, 2000, the Company's common stock had no par value. In addition, the Company split its common stock 6,666.66 to 1 resulting in 10,000,000 issued and outstanding shares. The accompanying financial statements have been restated to reflect the 10,000,000 outstanding shares of common stock and the changes from no par value to $.001 par value common stock.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Pursuant to the company's certificate of incorporation, the personal liability of a director or officer of the company to the company or a shareholder for monetary damages for breach of a fiduciary duty is limited to situations in which a director's or officer's acts or omissions involve intentional misconduct, fraud or knowing violations of law.

The company's certificate of incorporation and bylaws provide for the indemnification of directors and officers of the company to the maximum extent permitted by law. The bylaws provide generally for indemnification as to all expenses incurred or imposed upon them as a result of actions, suits or proceedings if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the company. These documents, among other things, indemnify the company's employees, officers and directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the company, on account of services as any employee, officer or director of the company or as an employee, officer or director of any affiliate of the company. The company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of the company as to which indemnification is being sought, and the company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 25. Other Expenses of Issuance and Distribution

         Description                                                      Amount
         -----------                                                      ------
         Registration Fee                                                 $6,811
         NASD Filing Fee
         Nasdaq National Market listing fees                                   *
         Legal Fees and Expenses (including Blue Sky)                          *
         Accounting Fees and Expenses                                          *
         Transfer Agent Fees and Expenses                                      *
         Printing Expenses                                                     *
         Miscellaneous                                                         *
                                                                          ------
                                                                          $*.(1)
                                                                          ======

----------
*     To be included by amendment.

Item 26. Recent Sales of Unregistered Securities

None.

Item 27.       Exhibits

Exhibit
Number                     Description
------                     -----------

2.1         Restated Certificate of Incorporation

2.2         By-laws

4.1         Specimen stock certificate of common stock

4.2         Stock Option Plan (the "Plan")

4.3         Form of Option issuable under the Plan.

4.4         Option dated June 7, 2000 granted to Boru Enterprises, Inc.

10.1        Employment Agreement between the Company and William R. Becker

10.2 Amendment to Employment Agreement dated between the Company and William R. Becker

10.3        Standard Form of JoinUsOnline.com Benefit and Service Portal
            Agreement

10.4        Standard Form of JoinUsOnline Benefit and Service Agreement

10.5 Portal Technology and Software Agreement between the Company and United Interactive Technologies, Inc.

10.6 Web Development Portal Marketing Agreement between the Company and United Interactive Technologies, Inc.

10.7 Portal Technology and Software Agreement between the Company and Integrated Merchant Services, Inc.

10.8 Merchant Referral Portal Marketing Agreement between the Company and Integrated Merchant Services, Inc.

10.9 Portal Technology and Software Agreement between the Company and Express Financial Corp.

10.10 Mortgage Lead Portal Marketing Agreement between the Company and Express Financial Corp.

23.1        Consent of Grant Thornton LLP

23.2        Consent of Hall Dickler Kent Goldstein & Wood

24          Power of Attorney (see page II-5)

27.1        Financial Data Schedule

27.2        Financial Data Schedule

Item 28. Undertakings

(a)   Rule 415 Offering. Registrant will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statements to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(e) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on August 22, 2000.

                                       JoinUsOnline.Com, Inc.


                                       By: /s/ William R. Becker
                                           ------------------------------------
                                           William R. Becker, Chief (Principal)
                                           Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears appoints each of William R. Becker and Matthew J. Cohen, his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    /s/ William R. Becker          Chief (Principal) Executive   August 22, 2000
--------------------------------   Officer, Director
      William R. Becker


    /s/ Matthew J. Cohen           Chief (Principal) Financial   August 22, 2000
--------------------------------   Officer, Director
      Matthew J. Cohen


    /s/ Peter Tamayo, Jr.          Director                      August 22, 2000
--------------------------------
      Peter Tamayo, Jr.


    /s/ Lawrence J. Brady          Director                      August 22, 2000
--------------------------------
      Lawrence J. Brady


                                   Director
--------------------------------
      Larry Pressler

                                  EXHIBIT INDEX

Exhibit
Number                      Description                                     Page
------                      -----------                                     ----

2.1         Restated Certificate of Incorporation

2.2         By-laws

4.1         Specimen stock certificate of common stock

4.2         Stock Option Plan (the "Plan")

4.3         Form of Option issuable under the Plan.

4.4         Option dated June 7, 2000 granted to Boru Enterprises,
            Inc.

10.1        Employment Agreement between the Company and William R.
            Becker

10.2 Amendment to Employment Agreement dated between the Company and William R. Becker

10.3        Standard Form of JoinUsOnline.com Benefit and Service
            Portal Agreement

10.4        Standard Form of JoinUsOnline Benefit and Service
            Agreement

10.5        Portal Technology and Software Agreement between the
            Company and United Interactive Technologies, Inc.

10.6 Web Development Portal Marketing Agreement between the Company and United Interactive Technologies, Inc.

10.7        Portal Technology and Software Agreement between the
            Company and Integrated Merchant Services, Inc.

10.8 Merchant Referral Portal Marketing Agreement between the Company and Integrated Merchant Services, Inc.

10.9        Portal Technology and Software Agreement between the
            Company and Express Financial Corp.

10.10       Mortgage Lead Portal Marketing Agreement between the
            Company and Express Financial Corp.

23.1        Consent of Grant Thornton LLP

23.2        Consent of Hall Dickler Kent Goldstein & Wood

24          Power of Attorney (see page II-5)

27.1        Financial Data Schedule

27.2        Financial Data Schedule